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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

New Horizons Worldwide, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
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 Notice of Annual Meeting

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2009

To Our Stockholders:

        The annual meeting of stockholders of New Horizons Worldwide, Inc. ("New Horizons" or the "Company") will be held at One West Elm Street, Suite 125, Conshohocken, Pennsylvania 19428 on May 20, 2009, beginning at 8:30 a.m. local time. At the annual meeting, you will be asked to act on the following matters:

        (1)   To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation as follows:

          to effect a 1-for-25 reverse stock split of the Company's common stock by amending the Restated Certificate of Incorporation of the Company, as further described in the accompanying Proxy Statement (the "Initial Amendment"), which, if approved, would enable the Company to cease its periodic reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and thereby forgo many of the expenses associated with operating as a public company subject to Securities and Exchange Commission ("SEC") reporting obligations. A copy of the proposed Initial Amendment to the Restated Certificate of Incorporation is attached as Annex A to the accompanying Proxy Statement.

        (2)   To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation as follows:

          to effect a 25-for-1 forward stock split of the Company's common stock immediately following the 1-for-25 reverse stock split of the Company's common stock, also by amending the Restated Certificate of Incorporation of the Company, as further described in the accompanying Proxy Statement (the "Subsequent Amendment"). A copy of the proposed Subsequent Amendment to the Restated Certificate of Incorporation is attached as Annex B to the accompanying Proxy Statement. Although both the reverse stock split and the forward stock split will be voted on separately, the Company will not effect either the reverse stock split or the forward stock split unless both of such transactions are approved by the Company's stockholders.

        As a result of these proposed amendments, (a) each share of the Company's common stock held of record by a stockholder owning fewer than 25 shares immediately before the effective time of the Initial Amendment will be converted into the right to receive $1.85 in cash, without interest, per pre-split share and (b) each share of the Company's common stock held by a stockholder of record after the effective time of the Initial Amendment will represent 25 shares of the Company's common stock upon the filing of the Subsequent Amendment with the Department of State of the State of Delaware.

        (3)   Election of eight directors, three of whom shall be elected by the stockholders generally, three of whom shall be elected by the holders of our Series B Convertible Preferred Stock and two of whom shall be elected by the holders of our Series C Convertible Preferred Stock;

        (4)   Ratification of our Audit Committee's appointment of McGladrey & Pullen, LLP as our independent accountants for our fiscal year ending December 31, 2009; and

        (5)   Any other matters that properly come before the annual meeting.

        All holders of record of shares of New Horizons Worldwide's common stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock at the close of business on March 16, 2009 are entitled to vote at the annual meeting or any postponements or adjournments of the meeting.

        YOUR VOTE IS IMPORTANT. PLEASE READ THE PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE PROXY CARD AND THEN VOTE EITHER BY MAIL BY COMPLETING THE PROXY CARD AND RETURNING IT, BY INTERNET OR TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE PROXY CARD SENT TO YOU.

BY ORDER OF THE BOARD OF DIRECTORS,
Gregory E. Marsella Secretary [ ], 2009, Anaheim, California

 1 WEST ELM STREET, SUITE 125

CONSHOHOCKEN, PENNSYLVANIA 19428

PROXY STATEMENT

        This proxy statement contains information related to the annual meeting of stockholders (the "Annual Meeting") of New Horizons Worldwide, Inc. ("New Horizons Worldwide" or the "Company") to be held on May 20, 2009, beginning at 8:30 a.m. local time, at 1 West Elm Street, Suite 125, Conshohocken, Pennsylvania 19428 and any postponements or adjournments thereof. New Horizons Worldwide first mailed these proxy materials to stockholders on or about [                        ], 2009.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

        At the Annual Meeting, stockholders will act upon the matters listed in the Notice of Annual Meeting and any other matters that properly come before the meeting. In addition, the management team will report on the recent performance of New Horizons Worldwide and respond to questions from stockholders.

Who can vote at the Annual Meeting?

        All stockholders of record at the close of business on March 16, 2009, or the "record date," are entitled to vote at the Annual Meeting and any postponements or adjournments of the Annual Meeting.

What are the voting rights of the holders of our outstanding common stock and preferred stock?

        Holders of our common stock will vote on all matters to be acted upon at the Annual Meeting. Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon at the Annual Meeting.

        Holders of our two outstanding series of preferred stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock, are entitled to vote together with the common stock, as a single class, on each matter submitted to stockholders. Holders of shares of the Series B and Series C Preferred Stock are entitled to a number of votes equal to the number of full shares of common stock into which such preferred shares are convertible, as of the record date.

        With respect to the election of eight directors, three directors shall be elected by the stockholders generally, three shall be elected by the holders of our Series B Convertible Preferred Stock and two shall be elected by the holders of our Series C Convertible Preferred Stock.

Who can attend the Annual Meeting?

        All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. If you hold your shares through a broker or other nominee, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Everyone must check in at the registration desk at the Annual Meeting.

How do I vote?

        You may attend the Annual Meeting and vote in person. Alternatively, you may vote your shares by proxy by mail, electronically or by telephone. To vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope provided for receipt by us prior to May 20, 2009 (proxy cards received after 11:59 p.m., May 19, 2009 will not be counted). The enclosed proxy card contains instructions for electronic and telephonic voting, which is available to stockholders 24 hours a day, seven days a week until 10:00 a.m., Eastern time, on May 19, 2009.

        Please note that if your shares are held in "street name," you must check the proxy card or contact your broker or nominee to determine if you will be able to vote electronically or by telephone. If you want to vote in person at the Annual Meeting and you hold New Horizons Worldwide common stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

        Please also note that by casting your vote by proxy in any of the ways listed above, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions.

Is my vote confidential?

        Yes. Proxy cards, ballots and voting tabulations that identify stockholders are kept confidential except in certain circumstances where it is important to protect the interests of New Horizons Worldwide and its stockholders.

What if I do not indicate my preference on the proxy card?

        If you return a proxy card but do not indicate how you would like your shares to be voted with respect to a particular proposal, your shares will be voted FOR the election of those nominees included in the nominated slate of directors for whom you are entitled to vote. As to other matters as may properly come before the meeting (or any adjournments or postponements thereof), the proxy holders will vote as recommended by the Company's Board of Directors (the "Board of Directors"). If no such recommendation is made, the proxy holders will be authorized to vote upon such matters in their own discretion.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of New Horizons Worldwide either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and request to recast your vote. Attendance at the Annual Meeting will not, by itself, revoke a previously granted proxy.

What constitutes a quorum?

        As of the record date, New Horizons Worldwide had 11,805,269 shares of its common stock outstanding, and the Series B and Series C Convertible Preferred Stock were convertible into an aggregate of 9,587,212 shares of common stock. This equals an aggregate of 21,392,481 votes that are entitled to be cast at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders entitled to cast at least a majority of votes which all stockholders are entitled to cast as of the record date, or 10,696,241 votes, will constitute a quorum. Broker non-votes, abstentions and votes withheld count as shares present at the Annual Meeting for purposes of a quorum.

What are the recommendations of the Board of Directors?

        Unless you instruct otherwise on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends a vote:

  •
  FOR approval of an amendment to the Company's Restated Certificate of Incorporation to effect a 1-for-25 reverse stock split of the Company's common stock by amending the Restated Certificate of Incorporation of the Company (the "Initial Amendment"); and

  •
  FOR approval of an amendment to the Company's Restated Certificate of Incorporation to effect a 25-for-1 forward stock split of the Company's common stock immediately following the 1-for-25 reverse stock split of the Company's common stock, also by amending the Restated Certificate of Incorporation of the Company (the "Subsequent Amendment").

        As a result of these proposed amendments, (a) each share of the Company's common stock held of record by a stockholder owning fewer than 25 shares immediately before the effective time of the Initial Amendment will be converted into the right to receive $1.85 in cash, without interest, per pre-split share and (b) each share of common stock held by a stockholder of record after the effective time of the Initial Amendment will represent 25 shares of the Company's common stock upon the filing of the Subsequent Amendment with the Department of State of the State of Delaware. Although both the reverse stock split and the forward stock split will be voted on separately, the Company will not effect either the reverse stock split or the forward stock split unless both of such transactions are approved by the Company's stockholders.

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  FOR the election of the nominated slate of directors; and

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  FOR ratification of our Audit Committee's appointment of McGladrey & Pullen, LLP ("McGladrey") as our independent accountants for our fiscal year ending December 31, 2009.

        The proxy holders will vote as recommended by the Board of Directors with respect to any other matter that properly comes before the Annual Meeting. If the Board of Directors gives no recommendation on any such matter, the proxy holders will vote in their own discretion.

What vote is required to approve each proposal?

Proposal to Effect a 1-for-25 Reverse Stock Split of the Company's Common Stock

        The affirmative vote of a majority of all of the shares entitled to vote on this matter will be required for approval.

Proposal to Effect a 25-for-1 Forward Stock Split of the Company's Common Stock

        The affirmative vote of a majority of all of the shares entitled to vote on this matter will be required for approval.

Election of Directors

        The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked "WITHHELD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Thus, within each grouping of directors (i.e., three to be elected by the stockholders generally, three to be elected by the holders of our Series B Convertible Preferred Stock and two to be elected by the holders of our Series C

Convertible Preferred Stock) the three, three and two candidates, respectively, with the most affirmative votes will be elected at the Annual Meeting.

Appointment of McGladrey

        The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for approval.

How are abstentions counted?

        A properly executed proxy marked "ABSTAIN" with respect to any such matter will be counted for purposes of determining whether there is a quorum. However, under Delaware law, a proxy marked "ABSTAIN" is not considered a vote cast.

        Accordingly, an abstention will have the effect of:

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  a vote against the proposal to effect a 1-for-25 reverse stock split of the Company's common stock and a vote against the proposal to effect a 25-for-1 forward stock split of the Company's common stock.; and

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  no effect on the proposal regarding the election of directors and ratification of our Audit Committee's appointment of McGladrey.

What is a "broker non-vote"?

        Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on "routine matters," such as director elections and ratification of independent registered public accounting firms, but not on non-routine matters, such as amendments to charter document and adoptions of equity incentive plans.

How are broker non-votes counted?

        Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal.

        Accordingly, a broker non-vote will have the effect of:

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  a vote against the proposal to effect a 1-for-25 reverse stock split of the Company's common stock and a vote against the proposal to effect a 25-for-1 forward stock split of the Company's common stock; and

  •
  no effect on the proposal regarding the election of directors and ratification of our Audit Committee's appointment of McGladrey.

Who conducts the proxy solicitation and how much will it cost?

        New Horizons Worldwide is soliciting the proxies and will bear the cost of the solicitation. New Horizons Worldwide may ask its officers and other employees, without compensation other than their regular compensation, to solicit proxies by further mailing or personal conversations, or by telephone, facsimile, Internet or other means of electronic transmission. New Horizons Worldwide will also, if asked, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our capital stock.

 PROPOSALS 1 AND 2—APPROVAL OF AMENDMENTS TO RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT REVERSE AND FORWARD STOCK SPLITS

        The Board of Directors has recommended that the Company "go private" by means of a 1-for-25 reverse stock split of the Company's common stock, accomplished by amending the Restated Certificate of Incorporation of the Company, immediately followed by a 25-for-1 forward stock split of the Company's common stock, also by amending the Restated Certificate of Incorporation of the Company. Copies of the proposed amendments to the Restated Certificate of Incorporation are attached as Annex A and Annex B to this Proxy Statement.

Overview of the Company and the "Going Private" Transaction

General Description

        The Company, in its present form, has been public since 1992. During the past two years, management and members of our Board of Directors have periodically and informally discussed withdrawing from registration with the Securities and Exchange Commission (the "SEC"), due to the limited benefits we have realized from our public company status and the increasing costs we were incurring and estimate we would be incurring going forward.

        After deliberation, the Board of Directors determined that the Company should enter into a "going private" transaction. In connection with the proposed going private transaction, the Company would seek to reduce the number of holders of our common stock to less than 300, thereby enabling us to elect (i) to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) to suspend our obligation to file annual and periodic reports, such as Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, Current Reports on Form 8-K, Proxy Statements and Annual Reports as required under Regulation 14A under the Exchange Act, and to make other filings or take other actions under federal securities laws, such as the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), generally, although our remaining stockholders will have the right to inspect the books and records and receive financial statements of the Company in accordance with the applicable provisions of the Delaware General Corporation Law.

        Our Board of Directors, at a special meeting held on March 3, 2009, unanimously authorized, and recommended that our stockholders approve, the going private transaction. The going private transaction is to be accomplished by filing an amendment to our Restated Certificate of Incorporation, whereby the existing 11,805,269 issued and outstanding shares of our common stock registered in the name of stockholders of record as of the Effective Time (as defined below), together with treasury shares, be reclassified in a "reverse stock split" of one share for each 25 issued and outstanding, subject to our receipt of stockholder approval at the Annual Meeting. The Initial Amendment will provide that fractional shares of those stockholders owning fewer than one share post-split will not be issued and such stockholders will receive payment in cash of $1.85 per share for each pre-split share of common stock held by such stockholder. The going private transaction further contemplates that immediately after the filing of the Initial Amendment to our Restated Certificate of Incorporation, the Restated Certificate of Incorporation be further amended whereby the issued and outstanding shares of our common stock be reclassified in a "forward stock split" of 25 shares for each one share issued pursuant to the Initial Amendment.

        If approved, the transaction will become effective shortly after the Annual Meeting upon the filing of the Initial Amendment and the Subsequent Amendment to our Restated Certificate of Incorporation with the Department of State of the State of Delaware (the "Effective Time"). The form of the Initial Amendment and Subsequent Amendment, which are both necessary to effect the going private transaction, are attached to this Proxy Statement as Annex A and Annex B, respectively.

        We intend for the transaction to treat stockholders holding common stock in "street name" through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be requested to effect the split transaction for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in "street name" should contact their nominees.

        As a result of the proposed going private transaction, management believes that we will be able to realize significant cost savings by the elimination of most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act, the Sarbanes-Oxley Act, and other securities laws or regulations. The costs associated with these obligations constitute a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, costs related to our Director and Officer insurance policy, printing and mailing costs, internal compliance costs and transfer agent costs. These SEC registration—related costs have been increasing over the years, and we believe that they will continue to increase, particularly as a result of the additional procedural, reporting, auditing and disclosure obligations imposed on public companies by the Sarbanes-Oxley Act in general and Section 404 of the Sarbanes-Oxley Act in particular.

        Our Board of Directors has determined that the recurring expense and burden of maintaining many small stockholder accounts, coupled with the costs associated with maintaining our reporting requirements under the Exchange Act, is not cost efficient for the Company.

        Our Board of Directors has also concluded that our stockholders derive little benefit from our status as a reporting company under the Exchange Act. Such benefits not utilized to any significant degree include access to the public markets for purposes of raising capital and for acquisitions, access to public markets for liquidity purposes for our stockholders and the prestige of being a publicly held reporting company, which can be helpful in recruiting, attracting and retaining key officers, directors and staff. In fact, our Board of Directors has observed that we have been able to successfully finance our operations through internally generated profits from operations, through sales of shares of preferred stock that are not registered under the Exchange Act and from traditional bank financing.

        In terms of stockholder liquidity, trading in our common stock after the transaction will occur as it has prior to the transaction, that is, trading will occur as facilitated by publication of trading information concerning our stock in the "Pink Sheets" or in privately negotiated sales.

        Our Board of Directors has also concluded that we have recruited, and have historically been able to recruit, adequate staff and personnel and do not have the need to be a publicly held and reporting company in order to attract and retain capable managers and personnel. We believe that we are adequately staffed to meet current and future foreseeable needs.

        Our Board of Directors has also concluded that, as a private, non-reporting company, management would have increased flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth. As a result, our Board of Directors directed management to more formally explore the possibility of reducing our number of stockholders of record to fewer than 300 in order to terminate the registration of our common stock under the Exchange Act and the reporting obligations associated therewith.

Alternatives Considered

        In addition to the reverse stock split and forward stock split, our Board of Directors considered other possible methods to accomplish a reduction in the number of record holders of our common stock to fewer than 300 so that the Company could cease adherence to the rules and regulations of a reporting company under the Exchange Act (including an issuer tender offer, an odd lot tender offer and a purchase of shares in the open market), but ultimately determined that the reverse stock split and forward stock split is the surest, most expeditious and most cost-effective method for achieving that end.

        When considering the various alternatives to the reverse stock split and forward stock split, our Board of Directors focused on three critical factors: the level of assurance that the selected alternative would result in the Company having fewer than 300 record owners of common stock, thus allowing the Company to achieve its objective of suspending its reporting obligations under the Exchange Act; the cost of such alternative relative to the other potential alternatives and the time frame within which such alternative could reasonably be expected to be effected, relative to the other alternatives under consideration.

        Issuer Tender Offer.    Our Board of Directors considered an issuer tender offer. Under this method, the Company would offer to purchase a set number of common stock shares according to a specific timetable. With respect to an issuer tender offer, our Board of Directors concluded that, because of the requirement in a tender offer to treat tendering stockholders ratably, shares would have to be repurchased on a pro rata basis and, as a result, there would be no assurance that enough stockholders would tender all of their shares of our common stock to reduce the number of record owners of common stock to fewer than 300. Additionally, the cost of effecting an issuer tender offer would likely be greater than the cost of implementing a reverse and forward stock split since partial tenders by larger holders would require payment for tendered shares without reducing the number of record holders. If the number of record holders remained in excess of 300, the Company would have to resort to a reverse stock split to eliminate additional record holders. In light of the indeterminate number of shares necessary to accomplish the objective of going private under this method, the cost of doing so was determined to be too uncertain and most likely significantly in excess of the cost associated with a reverse and forward stock split.

        Odd Lot Tender Offer.    Our Board of Directors also considered an odd lot tender offer. Unlike a traditional issuer tender offer, an odd lot tender offer would be offered only to stockholders owning a set number (or fewer) shares of our common stock. Because the tender of shares would be at the option of the stockholder, there could be no assurance that enough stockholders would participate so as to reduce the number of record holders to fewer than 300. While the time frame for completing an odd lot tender offer is shorter than the period of time involved in accomplishing a reverse and forward stock split and could be less expensive, our Board of Directors opted for the reverse and forward stock split because of the lack of assurance that an odd lot tender offer would produce the intended result.

        Purchase of Shares on the Open Market.    Our Board of Directors also considered a traditional stock repurchase plan whereby the Company would make periodic repurchases of its common stock in the open market. This method would take an extended amount of time to complete, and, as it would be voluntary, there would be no assurance of acquiring sufficient shares to reduce the number of record holders to fewer than 300. The cost of such a method would also be undeterminable.

        Our Board of Directors, for the reasons discussed above, determined that the reverse and forward stock split is the most expeditious and economical way of changing our status from that of a public reporting company to that of a private, non-reporting company.

How the Split Ratio Was Determined

        Our management proposed the ratio of 1-for-25 for the reverse stock split by calculating the lowest ratio denominator (i.e., the number of current shares being exchanged for a single share) that could be used to reduce our number of stockholders to sufficiently fewer than 300, such that it is unlikely that we will inadvertently become required to commence public reporting again. Our Board of Directors believes that in order to maximize the cost savings value of the transaction to us, the ratio denominator selected should be as low as possible, while still ensuring that after the transaction we would have fewer than 300 stockholders for the foreseeable future. Based on information presented by management to our Board of Directors regarding the current number of stockholders and the number of shares held by such stockholders, our Board of Directors determined that a ratio of 1-for-25 is the lowest ratio that allows us to have a reasonable belief that the reverse stock split will result in our having fewer than 300 stockholders.

The Reverse Stock Split

        The going private transaction will be accomplished through an amendment to our Restated Certificate of Incorporation providing for a 1-for-25 reverse stock split of our common stock. Stockholders holding fewer than 25 shares of common stock immediately before the effective time of the Initial Amendment will be entitled to receive a cash payment from us in an amount equal to $1.85 for each share of common stock they held prior to the reverse stock split, without interest. Stockholders holding fewer than 25 shares of common stock at the effective time of the Initial Amendment will no longer be stockholders of the Company and will be entitled only to receive a cash payment. Stockholders holding 25 or more shares at the effective time of the Initial Amendment will continue to hold that number of shares of common stock equal to the number of shares such stockholder held prior to the reverse stock split divided by 25 and will not receive any cash payment. Such stockholders will continue to be stockholders of the Company following the reverse stock split, and will subsequently receive shares in accordance with the terms of the forward stock split described below, resulting, for convenience, in the reinstatement of the same number of shares in their respective hands as they held prior to the reverse stock split.

        The shares of common stock acquired by us as a result of the reverse stock split will be retired, which will reduce the number of outstanding shares.

The Forward Stock Split

        Immediately following the reverse stock split, we will amend our Restated Certificate of Incorporation to effect a 25-for-1 forward stock split. Only shares of common stock that are held by those stockholders who continue to hold at least one whole share of common stock following the reverse stock split will be subject to this forward stock split. Stockholders holding at least one whole share of common stock at the effective time of the Subsequent Amendment will hold that number of shares equal to the number of shares such stockholder held prior to the forward stock split multiplied by 25. Ultimately, stockholders holding 25 or more shares at the time of the reverse stock split will hold the same number of shares following the forward stock split. Stockholders who hold only fractional shares following the reverse stock split will not be affected by the forward stock split and will be entitled only to the cash payment described above.

        The forward stock split will not change our number of stockholders and will not, therefore, affect the termination of the registration of our common stock and our becoming a private company. The forward stock split will reduce the total cost of the transaction because, without the forward stock split, we would be required to either pay cash to purchase fractional shares from stockholders who continue to own at least one whole share and a fraction of common stock following the reverse stock split or assume the administrative burden of issuing and maintaining records for fractional shares or scrip.

Reasons for, Advantages of and Disadvantages of the Transaction

Reasons for Going Private

        Regulatory Requirements.    While many of the factors suggesting that we consider going private have existed for many years, the compelling reason for choosing to go private at this time is the anticipated additional expense of compliance with the internal control, audit assessment and review requirements of Section 404 of the Sarbanes-Oxley Act, both in terms of outside costs and internal time of officers and staff. For a company of our size and capitalization, the internal control enhancement implementation costs, the costs of external auditor assessment and certification and the costs of continuous review and updating required by the current interpretations of Section 404 of the Sarbanes-Oxley Act are believed by management to require substantial expenditures for the foreseeable future.

        No Need for Access to the Public Markets.    We are only marginally enjoying the benefits of being a publicly held company. Such benefits include

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  access to the public markets for purposes of raising capital and for acquisitions,

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  access to public markets for liquidity purposes for our stockholders,

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  and the prestige of being a publicly held company, which can be helpful in recruiting, attracting and retaining key officers, directors and staff.

        In fact, we have been able to successfully finance our operations, expansions and acquisitions through internally generated profits from operations as well as through traditional bank financing and sale of preferred stock. In addition, our status as a reporting company has not materially impacted our ability to recruit officers and employees.

        Lack of an Active Trading Market.    Our Board of Directors believes the public marketplace has less interest in public companies with a limited amount of shares available for trading in the public marketplace. Our Board of Directors believes it is unlikely that our common stock would ever achieve significant trading volume in the public marketplace so as to create a significant active and liquid market. The realization that our common stock might not, in the foreseeable future, achieve significant trading volume as a public company is one of the reasons that our Board of Directors concluded that we are not benefiting substantially from being a public company, and that it would be in our best interest and the best interests of our stockholders for us to be privately held.

Advantages of Going Private

        Cost Savings.    As a public company, we are required to prepare and file with the SEC, among other items, the following:

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  Quarterly Reports on Form 10-Q;

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  Annual Reports on Form 10-K;

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  Proxy statements and annual stockholder reports as required by Regulation 14A under the Exchange Act; and

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  Current Reports on Form 8-K.

        Also, under the requirements of Section 404 of the Sarbanes-Oxley Act, as a public company, we are required to have our independent auditors certify as to the status of our internal control systems and procedures.

        The external costs associated with these reports and other filing obligations, as well as other external costs relating to public company status, comprise a significant overhead expense, made up principally of the following:

Fiscal Year Ended	2008	2007	2006	2005
Audit, Audit Related Fees, and Tax	$269,300	$607,224	$2,475,000	$100,000
Sarbanes-Oxley Act and Other Related SEC Compliance	$73,833	$—	$—	$—
Audit Committee and Compensation Committee Costs	$56,183	$44,116	$58,393	$53,950
Listing, Transfer Agent, D&O Insurance, Other Public Company Costs	$190,399	$500,250	$362,919	$388,504

Totals	$589,766	$1,151,590	$2,896,312	$542,454

        The historical public company costs presented above are significant as a percentage of our total cost of administration. The reporting and filing costs primarily include professional fees for our auditors and corporate counsel and external compliance costs incurred in preparing and reviewing such filings. They do not include executive or administrative time involved in the process. The Company expects that the going private process will result in the elimination of approximately $250,000 per year of the above historical "public company" costs. For example, we estimate that we will be able to save approximately (i) $125,000 in accounting and audit fees, (ii) $50,000 in fees which would otherwise be payable to our securities counsel and (iii) $75,000 on listing, transfer agent, D&O insurance and other public company costs.

        Not reflected in the above historical cost breakdown is the incremental spending which the Company anticipates it would have to incur to remain in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. Management believes incremental annual costs related to the internal control audit requirements of Section 404 would be approximately $150,000. Total costs avoided, therefore, as a result of going private, of $400,000 include both historical "public company" costs eliminated and future Section 404 costs avoided.

        We anticipate that the cost savings from going private will offset the transaction cost in less than one year based upon an estimated transaction cost of $100,000.

        Directors' and Officers' (D&O) Liability Insurance.    One of the major costs relating to public company status is directors' and officers' ("D&O") liability insurance. We currently pay $125,000 annually for $10,000,000 of D&O liability coverage with a $250,000 retention. Our inquiries have revealed that private companies pay lower amounts for the same amount of coverage. We estimate that as a private company we will save approximately $50,000 per year on D&O liability insurance.

        Expense of Maintaining Numerous Small Stockholders.    In addition to the direct and indirect costs associated with the preparation of the filings under the Exchange Act and the recent additional reporting and disclosure obligations referenced above, and the costs associated with procuring and maintaining D&O liability insurance, the costs of administering and maintaining many small stockholder accounts is significant. The cost of administrating each stockholder's account is essentially the same regardless of the number of shares held in that account. Therefore, our costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved. Such costs are included in the table set forth above.

        Other Considerations.    The going private transaction is a simple, straightforward method of reducing the number of stockholders below the public company threshold and it is expected that stockholders receiving the cash payments will generally be eligible to receive capital gains treatment on the proceeds and will avoid paying brokerage commissions and fees in achieving liquidity for their shares.

        As a company subject to the disclosure requirements of the Exchange Act, we have certain obligations to publicly disclose material information about our operations and other significant corporate events. Following the transaction, we will no longer be subject to those requirements and will be able to maintain important operational and other information in relative confidence. Disclosure to stockholders of certain information may still be required in connection with undertaking significant corporate transactions, and state law provisions regarding disclosure of information to stockholders upon request will still apply to us. Nevertheless, the significant reduction in the number of stockholders and elimination of the necessity to comply with the disclosure requirements of the Exchange Act will result in our being able to retain important operational and other business information in confidence.

        As such, a transaction that results in de-registration under the Exchange Act will allow management to focus additional time and effort on effectively managing our business and operations without the administrative burdens of Exchange Act and related compliance.

        In addition, the public markets place pressure on companies to manage the business to achieve short-term objectives such as quarterly per share earnings. Often, companies are encouraged to make certain decisions for the benefit of short-term earnings that may not be in the best interests of sustained long-term growth. Even though we do not enjoy any research analyst following, our stock price performance can be seen by customers, suppliers and competitors as an indicator of the health of our business. As a result, our business must be managed with an understanding of how operating decisions will affect the public market price of the stock. Following the transaction, management would be better able to run the business with the stockholders' long-term interests in mind since it would no longer have to meet public expectations of near-term stock price performance.

        The absence of public stockholder constituents will allow management more flexibility in the operation of our business since we will no longer need to be concerned about public market reaction or perception (apart from, of course, the reactions and perceptions of our customers, vendors and industry participants in general). This should allow management to react more quickly to specific market or customer conditions.

        Also, as stated above, another advantage to the transaction is that it does provide a means of liquidity to stockholders holding fewer than 25 shares to receive a reasonable and fair cash price for their stock without brokerage commission and at a premium over the traded price of our common stock prior to the announcement of the transaction.

        Our management believes, and our Board of Directors concurs, that our long-term viability and ultimate success is best served by going private. The going private proposal is being made at this time because of the impending requirement to comply fully with Section 404 of the Sarbanes-Oxley Act (auditor attestation to the effectiveness of the company's system of internal controls), because the sooner the proposal can be implemented, the sooner we will cease to incur the expenses and burdens of being a public company and the sooner stockholders who are to receive cash in the transaction will receive and be able to reinvest or otherwise make use of such cash payments. We have determined that there are limited advantages, and yet there are significant and increasing disadvantages for us to remain public. Our management believes, and our Board of Directors has agreed, that the going private transaction is the most feasible way to become a private company.

Disadvantages of Going Private

        While our Board of Directors believes the transaction is fair to the Company and our stockholders, including our unaffiliated stockholders, our Board of Directors recognizes that such a transaction may have certain disadvantages to the Company and to those stockholders who hold, at the Effective Time, either 25 or more shares or those who hold fewer than 25 shares of our common stock.

        Disadvantages of the Transaction to Our Stockholders Who Will Be Cashed Out, Including Unaffiliated Stockholders Who Will Be Cashed Out.

        No Participation in Potential Future Appreciation.    The stockholders who are cashed out in the transaction will no longer own any equity interest in the Company and will have no opportunity to participate in or benefit from any potential future appreciation in our value. In addition, those stockholders will not have the opportunity to liquidate their shares at a time and for a price of their choosing. However, our Board of Directors believes that this one-time opportunity to realize the fair cash value of the shares at a price significantly above the shares' trading price prior to the announcement of the transaction is an important benefit that outweighs this disadvantage.

        Disadvantages of the Transaction to the Stockholders Who Will Remain Stockholders in the Company, Including Unaffiliated Stockholders Who Will Remain Stockholders in the Company.

        Reduced Liquidity.    Stockholders owning at least 25 shares at the Effective Time of the transaction will remain stockholders of the Company. Because we will terminate the registration of our common stock under the Exchange Act and our common stock will only be traded on the "Pink Sheets," there cannot be any assurance of any established market in which to sell shares of our common stock following the transaction. In addition, we will no longer be subject to most provisions of the Sarbanes-Oxley Act or to certain provisions of the Exchange Act, and our officers will no longer be required to certify the accuracy of our financial statements.

        Also, the continuing stockholders will bear all risk of loss from our operations and any diminution in value of our stock.

        Disadvantages of the Transaction to the Company.    Our Board of Directors also considered the following potential adverse consequences of the transaction to the Company:

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  Reduced Management Incentive. The lack of liquidity provided by a ready market may result in fewer opportunities to utilize equity-based incentive compensation tools to recruit and retain top executive talent. Stock options and other equity-based incentives are typically less attractive if they cannot be turned into cash quickly and easily once earned. Our Board of Directors believes that this is unlikely to have any significant adverse impact on us, since stock options and other equity-based incentives have not been a significant part of our executives' compensation packages in the past.

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  Less Attractive Acquisition Currency. Stock that is registered with the SEC and actively traded on an exchange or quotation system is generally a more attractive acquisition currency than unregistered stock, since the acquirer of the publicly traded security has constant access to important information about the publicly traded company, can access the market to sell the stock and can easily determine the value of the stock (i.e., the price to be received upon sale). An acquirer of illiquid securities of a private company must depend on liquidity either via negotiated buy-out or buy-back arrangements, or a liquidity event by the Company that is generally outside of his/her control. Our Board of Directors recognized that this may not be a significant disadvantage, however, because (i) the relative illiquidity of our shares makes our stock less attractive for larger investors than most publicly traded securities with significant trading volume and (ii) we have not historically utilized our stock as "currency" in acquisitions.

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  Reduced Equity Capital Raising Opportunities. One of the primary reasons many companies "go public" is to be able to more easily and efficiently access the public capital markets to raise cash. Similar opportunities are generally less available (without significant expense) to companies that do not wish to have a class of securities registered with the SEC. Following the transaction, since we will no longer be registered with the SEC and public information regarding us will no longer be readily accessible, it will likely be more costly and time consuming for us to raise equity capital from public or private sources. Again, our Board of Directors has concluded that this may be of little significance to us since this has not been, and is not expected to be, an action that we would wish to pursue for the foreseeable future.

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  Loss of Prestige. Public companies are often viewed by stockholders, employees, investors, customers, vendors and others as more established, reliable and prestigious than privately held companies. In addition, public companies are often followed by analysts who publish reports on their operations and prospects, and garner more press and media coverage than companies whose securities are not available for purchase by the investing public. Companies that lose status as a public company may risk losing prestige in the eyes of the public, the investment community and key constituencies. However, our Board of Directors felt that this was not a significant factor in considering whether to undertake a going private transaction due to the fact that we do not currently enjoy research analyst coverage or similar media attention.

Effects of the Transaction

Generally

        Our Board of Directors is soliciting stockholder approval for the reverse and forward stock split proposals. If approved by the stockholders and implemented by the Board of Directors, the transaction will become effective on such date as may be determined by our Board of Directors.

        If the transaction is completed, the following will occur:

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  Stockholders who own fewer than 25 shares of common stock of the Company before the Effective Time will receive a cash payment in the amount of $1.85 per pre-split share in exchange for their shares of common stock and will no longer have any equity interest in the Company.

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  Stockholders who own 25 shares or more of common stock of the Company before the transaction (after giving effect to the reverse and forward splits) will receive or retain one share for every share they owned prior to the transaction.

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  We expect to have fewer than 300 record holders of common stock and, therefore, would be eligible to terminate registration of the common stock with the SEC, which would terminate our obligation to continue filing annual and periodic reports and make other filings under the federal securities laws that are applicable to public companies, and would terminate the obligation of our officers to certify the accuracy of our financial statements. We would then no longer be considered a public company.

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  Our common stock will continue to be listed on the Pink Sheets; however, liquidity is likely to be limited due to the fact that we will no longer file the reports required by the Exchange Act.

        Upon stockholder approval, it is neither contemplated nor likely that our Board of Directors would choose to abandon the going private transaction. Our Board of Directors has not identified any specific contingencies which might lead to the delay or abandonment of the transaction and any such decision would most likely occur only as a result of an extraordinary event outside of the ordinary course of business or the control of our Board of Directors or the Company. Our Board of Directors does not anticipate any difficulties with financing the going private transaction.

Effects on the Company

        We will have fewer than 300 stockholders and will terminate the registration of our common stock and become a private company. We anticipate that following the transaction we will continue to operate as we have done prior to the transaction. The same officers and directors will continue in their roles as officers and directors, and we do not anticipate any significant corporate events in the near future. We anticipate that we will realize significant direct and indirect cost savings as a result of going private.

        This transaction is estimated to result in the retirement of approximately 3,000 shares at a cost of $1.85 per share. Including expenses for the transaction, the Company estimates that the total cost of the transaction to us, including fees and expenses for the various legal and financial advisers, will be approximately $100,000. Our stockholders' equity and cash balance will be reduced accordingly.

        Our common stock is currently traded on the OTC Bulletin Board ("OTCBB") and we expect that after the transaction the common stock will trade on the Pink Sheets. However, the reduction in public information concerning the Company as a result of its no longer being required to file reports under the Exchange Act will likely reduce the liquidity of our common stock. It is expected that any trading in our common stock after the transaction will only occur on the Pink Sheets or in privately negotiated sales. The Pink Sheets are maintained by Pink Sheets LLC, a quotation service that collects and publishes market maker quotes for over-the-counter securities. The Pink Sheets is not a stock exchange or a regulated entity. Price quotations are provided by over-the-counter market makers and company information is provided by the over-the-counter companies.

Effects on the Cashed-Out Stockholders

        Stockholders holding fewer than 25 shares of common stock immediately prior to the Effective Time will cease to be stockholders of the Company. They will lose all rights associated with being a stockholder of the Company, such as the rights to attend and vote at stockholder meetings and receive dividends and distributions. These stockholders will receive the right to be paid $1.85 in cash without interest for each share of common stock owned immediately prior to the reverse stock split. Such stockholders will be liable for any applicable taxes, but will not be required to pay brokerage fees or service charges. Promptly after the Effective Time, we will send a transmittal letter explaining to such stockholders how they can surrender their share certificates in exchange for cash payment. The length of time between the Effective Time and the date on which stockholders will receive their cash will depend, in part, on the amount of time taken by each stockholder to return his or her stock certificates with a properly completed letter of transmittal. No cash payment will be made to any stockholder until he or she has surrendered his or her outstanding certificate(s), together with the letter of transmittal, in accordance with the terms of the letter of transmittal. Following the surrender of share certificates in accordance with the terms of the letter of transmittal, stockholders should receive their cash payments within approximately 14 business days. No interest will be paid on the cash payment at any time.

        Stockholders holding fewer than 25 shares of common stock will have no further right to vote as a stockholder or to share in our assets, earnings or profits following the Effective Time. It will not be possible for cashed-out stockholders to reacquire an equity interest in the Company unless they purchase an interest from a remaining stockholder following the transaction. Our Board of Directors believes that these factors are mitigated by the ability of any stockholder who wishes to remain a stockholder to increase his or her holdings in the Company to at least 25 shares of common stock prior to the transaction by purchasing shares on the open market or otherwise acquiring additional shares of common stock prior to the effective date of the reverse stock split.

Effects on the Unaffiliated Remaining Stockholders

        Stockholders holding 25 or more shares of common stock immediately prior to the Effective Time will continue to be stockholders of the Company, will receive no cash in the transaction and, following the forward stock split, will hold the same number of shares as they held prior to the reverse stock split. The percentage ownership by such unaffiliated remaining stockholders of the total outstanding shares after the split transaction will not change materially due to the limited number of common shares expected to be reacquired and retired in the transaction.

        Stockholders who continue to be stockholders of the Company after the transaction will experience reduced liquidity of their shares of common stock. Our common stock will be traded on the Pink Sheets and, as such, we anticipate that information relating to the trading of our common stock will be published in the Pink Sheets, but there can be no assurance of any trading in, or market for, our common stock.

        Stockholders who continue to be stockholders of the Company after the transaction will not receive or have access to exactly the same level of financial and other business information about the Company as they would if the Company continued to make public disclosures pursuant to the Exchange Act. Following the transaction, however, stockholders will continue to have the right, upon written request to the Company, to receive certain information in appropriate circumstances, to the extent provided by the Delaware General Corporation Law, including, for example, the right to view and copy the corporation's stock ledger, a list of its stockholders and other books and records, provided that the requesting party is a stockholder, makes the request in the form required by statute, and does so for a proper purpose.

        Our Board of Directors also believes that, following the transaction, the remaining stockholders will benefit from the savings in direct and indirect operating costs to the Company resulting from the Company no longer being required to maintain its public company status. At the same time, the fact that the Company will no longer be required to meet these requirements will not affect the products and services the Company provides to its customers. Therefore, the net gain to the Company will be enjoyed by the remaining stockholders. Our Board of Directors believes that the cost savings the Company is expected to realize as a result of the transaction outweigh any loss of liquidity that the remaining stockholders will experience.

Effects on the Affiliated Remaining Stockholders

        Affiliates of the Company, consisting of certain of the Company's largest stockholders, executive officers and directors, will participate in the transaction to the same extent as non-affiliates.

        Most of the affiliates of the Company currently own sufficient shares of common stock (over 25 each) so that they will continue to be stockholders after the transaction. As with all other remaining stockholders of the Company, the percentage ownership by the affiliates of the total outstanding shares after the transaction will not change materially due to the limited number of common shares expected to be reacquired and retired in the transaction. However, as with the other remaining stockholders, the value of the continuing interests of the affiliates in the Company may be reduced by the cash payments made to effect the transaction and such affiliated remaining stockholders will also experience reduced liquidity of their shares of common stock.

Background of the Reverse Stock Split and Forward Stock Split

        Over the past several years, the Company has faced a number of obstacles, including an illiquid market for the Company's common stock. As a result of these challenges, management began to discuss the relative costs and benefits of continuing our status as a public reporting company and the possibility of conducting a going private or "going dark" transaction that would result in the termination of our status as a public reporting company. While discussions took place between individual directors, the issue did not reach our full board of directors until August 24, 2007, and again on November 6, 2007; however, the decision to remain public was deferred as the SEC deferred in November 2007 by one year the requirement for certain companies, including New Horizons, to fully comply with Section 404 of the Sarbanes-Oxley Act.

        Due to the requirement for certain companies, including New Horizons, to fully comply with Section 404 of the Sarbanes-Oxley Act in 2009, and the anticipated required costs and effort of such compliance, discussions relating to a possible going private transaction resumed and our Board of Directors met to consider its options and the costs and benefits of remaining a public reporting company. On March 3, 2009, our Board of Directors evaluated management's recommendation to consider the advisability of the Company suspending its public reporting obligations, including a review of the possible alternatives available to the Company and the related advantages and disadvantages to the Company and our stockholders of each of the options considered.

        Our Board of Directors has evaluated the fairness of a going private transaction, the desired structure of the transaction and the other terms and conditions of any such transaction. Our Board of Directors also considered the purposes, alternatives (including an issuer tender offer, an odd lot tender offer and the purchase of shares on the open market) and effects of a possible going private transaction and ultimately determined, for the reasons described in this Proxy Statement, that a reverse and forward stock split and cash payment in lieu of issuing fractional shares was the method that would best meet the needs of the Company and our stockholders. Our Board of Directors also determined that it would be in the best interest of the Company and our stockholders to engage an independent financial advisor for the purpose of assisting the Company in evaluating, from a financial perspective, the fairness of the consideration to be paid to stockholders in the transaction. After considering other financial advisors, our Board of Directors engaged Baker-Meekins LLP ("Baker-Meekins") to advise our Board of Directors and deliver a fairness opinion with respect to the proposed reverse stock split and cash payment in lieu of issuing fractional shares. Our Board of Directors felt that Baker-Meekins offered substantial value to the Board of Directors, the Company and its stockholders by providing extensive experience at reasonable cost. Our Board of Directors also consulted with Morgan, Lewis & Bockius LLP regarding the reverse and forward stock split and related matters.

        Our Board of Directors and management discussed the methodologies being used by Baker-Meekins, the reasons for the selection thereof and the results of its analysis. Our Board of Directors considered the fairness opinion of Baker-Meekins in establishing the exchange ratio and consideration to be paid to stockholders in lieu of issuing fractional shares in the proposed transaction. On March 16, 2009, our Board of Directors unanimously approved and adopted the proposed transaction described in this Proxy Statement.

Fairness of the Reverse Stock Split

        Our Board of Directors fully considered and reviewed the terms, purpose, alternatives and effects of the proposed transaction, and has unanimously determined that the reverse stock split and related cash payments, taken as a whole, is procedurally and substantively fair to, and in the best interests of, the stockholders of the Company who will receive cash in lieu of any fractional interests resulting from the reverse stock split, and to those stockholders who will continue to hold shares of our common stock following the reverse and forward stock split. In reaching this conclusion, our Board of Directors considered both the favorable and unfavorable factors to the proposed transaction, including those described in this Proxy Statement.

Fairness of the Purchase Price

        In reaching its determination that the proposed transaction, taken as a whole, is fair to, and in the best interests of, the stockholders of the Company and in reaching its recommendation that the stockholders vote for approval and adoption of the amendments to our Restated Certificate of Incorporation to effect the reverse stock split, the forward stock split and the payment of cash in lieu of issuing any fractional shares, our Board of Directors considered, among other things, (i) the analysis of Baker-Meekins in its fairness opinion report presented to our Board of Directors; (ii) each director's knowledge of and familiarity with the Company's business prospects, financial condition and current business strategy; (iii) other available information with respect to the financial condition, results of operations, assets, liabilities, business and prospects of the Company, and current industry, economic and market conditions; (iv) the opportunity presented by the reverse stock split for stockholders owning fewer than 25 shares of common stock to liquidate their holdings without incurring brokerage costs, particularly given the absence of a liquid market for the Company's common stock; and (v) the future cost savings that will inure to the benefit of the Company and its continuing stockholders as a result of the Company deregistering its common stock under the Exchange Act.

        Our Board of Directors considered the following factors and determined that such factors generally support its conclusion as to the fairness of the proposed transaction:

        Current and Historical Market Prices.    Our Board of Directors concluded that even though there has been and there continues to be a thin trading market for the Company's stock, an analysis of the Company's current and historical market prices was a meaningful factor, and yielded a value of $1.85 per share of common stock, which represents a 100% premium over the average trading price of the common stock during the twelve months preceding March 16, 2009, when our Board of Directors gave its final approval to the transaction, and a premium of approximately 333% over the closing price of the common stock, as of March 13, 2009, the last trading day before the Board's approval.

        Additional Considerations.    In addition to the factors described above, our Board of Directors considered the Company's business, its current business strategy, its prospects and current industry, economic and market conditions.

        As result of the wide variety of factors considered in connection with its evaluation of the reverse stock split, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their determination with respect to the fairness of the transaction.

Fairness to Unaffiliated Stockholders

        After careful consideration of the favorable and unfavorable factors relating to the proposed transaction, our Board of Directors determined that the proposed transaction is fair to unaffiliated stockholders who will be cashed out as a result of the transaction. Although stockholders of record holding less than 25 shares of our common stock prior to the reverse stock split will cease to be stockholders of our Company and will no longer participate in any growth or future earnings of our Company, such holders will receive a set cash value for their pre-reverse-stock-split shares without incurring brokerage costs or transaction fees in connection with the reverse stock split, and will experience immediate liquidity in a security that may otherwise be difficult to dispose of for value. Each of these stockholders will receive $1.85 per share of common stock held prior to the reverse stock split and will be able to pursue alternative investment opportunities and immediately reinvest the cash consideration received.

Summary of Fairness Opinion

        As stated above, in connection with the proposed transaction, the Board engaged Baker-Meekins to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid in the transaction. Subsequently, Baker-Meekins has delivered its written fairness opinion.

        On March 17, 2009, the Board held a teleconference with Baker-Meekins to review their valuation of the Company, for purposes of establishing a range of values (expressed in terms of price per share) to pay to those shareholders of fractional shares following the intended 1-for-25 reverse stock split. During the presentation by Baker-Meekins, several members of the Board questioned the underlying projections used by Baker-Meekins in arriving at their Discounted Cash Flow ("DCF") valuation. The projections used by Baker-Meekins had been prepared by the Company in December 2008. However, since that time, the volume of business across the Company's network has softened in the first fiscal quarter of 2009, and, as such, the Board was concerned that the Company's projections from December were too optimistic in light of the recent global economic downturn.

        After the March 17, 2009 meeting with Baker-Meekins, the Board asked the Company's management to prepare three financial forecasts/scenarios for Baker-Meekins to use in revising their DCF valuation: a "downside" scenario, a "likely" scenario, and an "upside" scenario. Moreover, the Board felt the downside scenario, under which the Company's business would be negatively affected by the global economic downturn, should be given more weight as the most likely scenario to occur. The Company's management completed and provided the three requested scenarios to Baker-Meekins, who updated their DCF analysis accordingly. Additionally, the forward-looking valuation metrics utilized in the guideline public company analysis were updated to reflect the weightings attributed to each scenario. On March 24, 2009, the Board reconvened telephonically to consider the updated valuation by Baker-Meekins. The Board was satisfied that the new range of values was based on more current and comprehensive projections, and accordingly accepted Baker-Meekins enterprise valuation of between $51 to $57 million, or $1.79 to $2.02 on a per share basis. Based upon this new valuation, the Board established the price-per-share of $1.85 for shares to be reacquired following the intended 1-for-25 reverse stock split. Baker-Meekins' March 17, 2009 presentation to the Board and March 24, 2009 revised DCF and Company valuation have been filed with the SEC as an exhibit to the Company's Schedule 13E-3. Baker-Meekins agreed to the filing the documents with the Schedule 13E-3.

        The preparation of Baker-Meekins' opinion was a complex process and is not necessarily susceptible to partial analysis or summary description. Nevertheless, the following is a brief summary of the written opinion of Baker Meekins addressed to the Board, and subject to the assumptions, qualifications and limitations set forth in its opinion, that the consideration to be paid in the proposed transaction is fair, from a financial point of view, to the Company's shareholders.

Background for Fairness Opinion

        The opinions expressed by Baker-Meekins in its letter are subject to the following assumptions and limiting conditions:

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  The information, estimates and opinions contained in its opinion were obtained from sources considered reliable; however, no liability for such sources is assumed by Baker-Meekins.

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  Baker-Meekins relied upon the accuracy and completeness of information supplied by the Company without further verification thereof. Baker-Meekins assumed that all financial statements were prepared in conformity with generally accepted accounting principles unless informed otherwise.

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  Baker-Meekins' opinion is for the information of the Board of Directors and shareholders of the Company and may not be used for any other purpose without Baker-Meekins prior written consent, provided however, that the Company is entitled to publish, quote and summarize all or part of its opinion in any document that is filed with the SEC or delivered to the Company's shareholders pursuant to applicable securities laws, rules and regulations.

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  Baker-Meekins is not required to give testimony in court, or be in attendance during any hearings or depositions with reference to the Company and Baker-Meekins, unless previous arrangements have been made.

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  The opinion is valid only as of the date thereof and only for the purpose specified therein. The opinion presented by Baker-Meekins may not be used out of the context presented therein. It is also stated that the opinion is not to be used for any purpose other than that stated.

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  The Baker-Meekins professionals who worked on the Company's engagement do not have any present or contemplated future interest in the Company, any personal interest with respect to the parties involved, or any other interest that might prevent Baker-Meekins from providing an unbiased opinion. Baker-Meekins' compensation is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or use of, the opinion letter.

        In rendering its opinion, Baker-Meekins relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it that was publicly available or furnished to it by or on behalf of the Company. Baker-Meekins did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was it furnished any such evaluations or appraisals. Baker-Meekins' opinion is based upon the economic and financial conditions existing on the date of its opinion.

        Based upon and subject to the foregoing, it is Baker-Meekins' opinion that, as of March 24, 2009, the cash consideration proposed to be paid in connection with the transaction is fair, from a financial point of view, to the Shareholders of the Company.

        The full text of Baker-Meekins' updated written opinion and report is attached as Annex A and should be read carefully in its entirety. Baker-Meekins' opinion is directed to the Company's Board of Directors and relates only to the fairness of the transaction to the shareholders, from a financial point of view, does not address any other aspect of the transaction and does not constitute a recommendation to any shareholder with respect to the transaction or any other matter being considered by the shareholders.

        In the course of preparing its fairness opinion, Baker-Meekins conferred with the Company's management concerning the evolution of its business, operations and outlook for the future.

        The following is a summary of the material financial analysis that Baker-Meekins performed in connection with the rendering of its opinion, which analysis was presented to the Board at its meeting on March 17, 2009, and subsequently updated and presented to Board at its meeting on March 24, 2009.

Factors Considered

        A number of factors determine the value of a company's stock. These factors include, but are not limited to, the company's size, profitability, financial strength, competitive environment, future prospects, market diversification, market position, demand, and dependence on key personnel. With respect to the Company, Baker-Meekins considered the following:

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  The Company has been publicly traded since 1992 and currently trades over-the-counter under the ticker symbol NEWH.OB;

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  The Company competes with in-house training departments, independent education and training organizations, computer retailers, computer resellers and others;

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  The Company's customers are predominantly employer-sponsored individuals from a wide range of public and private companies;

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  The Company is closely aligned with the IT industry in order to support ever-changing software programs, maintaining partnerships with a number of companies including Microsoft and Cisco;

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  The Company's global footprint enables it to meet the needs of international and multi-national clients;

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  The Company's renewed focus on becoming a world-class franchisor will enhance its profitability;

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  The Company's small footprint model, which allows for a lower cost base due to decreased square footage and fewer fixed-cost employees, offers increased flexibility and greater profitability.

Approaches to Value

  Types of Valuation Approaches

        To develop an estimate of value for a business, three traditional valuation approaches are initially considered: the market approach, the income approach, and the asset approach. The nature and characteristics of the business and the objective of the engagement indicate which approach is, or approaches are, most applicable for valuation purposes.

  Market Approach

        The market approach values a business by reference to guideline companies, for which values are known. The market approach has two principal methodologies, the guideline public company methodology and the guideline acquisition methodology. The guideline public company methodology derives valuation multiples from the operating data and share prices of similar publicly traded companies. These valuation multiples are evaluated and adjusted based upon the relative strengths and weaknesses of the guideline public companies and the subject company. Once evaluated, the valuation multiples are then applied to the operating data of the subject company to derive a range of values. The guideline acquisition methodology focuses on comparisons between the subject company and guideline acquired public or private companies. In this fashion, an acquirer's relative valuation of the selling firm's earnings, cash flow, revenues and capitalization can be used to derive an additional indication of value. However, the valuation may be skewed depending upon the particular synergies of the target and acquiring firms.

        The guideline public company methodology is commonly thought to yield a valuation on a minority interest basis, while the guideline acquisition methodology, through a controlling ownership position, yields a valuation on a controlling interest basis.

  Income Approach

        The income approach values a business based upon the future benefits that will accrue to it, with the value of the future economic benefits discounted back to a present value at some appropriate discount rate. The discount rate reflects all the risk of ownership and the associated risks of realizing the prospective economic income stream.

        Within the income approach, two methods are commonly used to value an investment, discounted cash flow and capitalization of earnings. A discounted cash flow analysis forecasts future revenues and the free cash flow associated with those revenues. Free cash flow is defined as net operating profit after tax from continuing operations, after considering the investment in working capital and fixed assets that would be required to sustain operations. The forecast free cash flows are then discounted back, at an appropriate discount rate, to determine the present value of the expected cash flows. A capitalization of earnings analysis is similar to a discounted cash flow analysis in that the value of the investment is derived from its expected economic income. However, a capitalization of earnings analysis uses a single year's estimated free cash flow and converts it into a value in one step by dividing free cash flow from operations by a capitalization rate. The capitalization rate is equal to an appropriate discount rate less a forecast sustainable growth rate. Therefore, the difference in determining value between the two methodologies is that the discounted cash flow methodology allows for the use of varying inputs whereas the capitalization of earnings methodology uses a stabilized or a normalized level of profitability and investment.

        The income approach can produce either a control value or a minority value, depending on the model inputs regarding the valuation variables.

  Asset Approach

        The asset approach considers the underlying value of a company's individual assets net of its liabilities. The asset approach uses a balance sheet, as close as possible to the valuation date, as a basis for determining value. The Adjusted Book Value methodology commonly associated with the asset approach restates the assets and liabilities, including those that are unrecorded, from book value to market value. The asset approach is generally most applicable in a liquidation scenario or in a scenario whereby the aggregate value of the individual underlying assets is greater than the value derived collectively from the assets as employed in the business.

  Types of Allocation Methods

  Current Value Method

        The current-value method allocates the enterprise value of a company to its preferred stock based on the greater of the preferred stock's liquidation preferences or conversion value. The method assumes that each preferred shareholder will, at the valuation date, exercise its conversion rights in the manner that is most beneficial to that holder. If the conversion of a class of preferred stock into common stock would result in a value less than the total liquidation preference of that class, that class is considered to be "out of the money" and would not convert. Conversely, if the value of the common stock would be greater than the liquidation preference of that class, the preferred stock is considered to be "in the money" and will convert.

  Probability Weighted Expected Return Method

        Using the probability-weighted expected return method, the value of an enterprise's common stock is estimated based upon an analysis of future values for the company assuming various possible future liquidity events, i.e. an IPO, strategic sale or merger. Share value is based upon the probability-weighted present value of expected future net cash flows, considering each of the possible future events, as well as the rights and preferences of each share class.

  Option-Pricing Method

        Under the Option-Pricing Method (OPM), each class of stock is modeled as a call option with a distinct claim on the enterprise value of the Company. The option's exercise prices are based on a comparison with the enterprise value. The method assumes that a formula, such as the Black-Scholes model, can calculate the fair value when provided with certain values, including share price, expiration date, volatility and the risk free rate.

  Selection of Valuation Techniques

  Valuation Approaches

        In our analysis of the Company, we have taken into consideration the income and cash-generating capability of the Company. Typically, an investor contemplating an investment in a company with income and cash-generating capabilities similar to the Company will evaluate the risks and returns of the investment on a going-concern basis.

        After considering all approaches to value, we have utilized the discounted cash flow income-based methodology and the guideline public company market-based methodology. The asset approach was not utilized in our analysis because this approach does not capture the economic value of a going concern. Specifically, while the Company has significant investments in tangible assets, primarily computer equipment, software and accounts receivable, we believe an investor would evaluate the Company based primarily upon the aggregate earning and cash flow generating capability of the Company's combined assets, rather than on the basis of individual asset values. In addition, while we did consider the guideline transaction market methodology, as we are valuing the Company on a minority interest basis and after considering the synergies generally involved in transactions, we have not utilized the guideline transaction market methodology.

        In applying each valuation methodology, we focus on determining the market value of total capitalization. The market value of interest bearing debt is then subtracted and the market value of non-operating assets is added to determine the market value of total common equity.

        The value we derive for the Company represents the value of the Company to its current shareholders, given current expectations and taking into account anticipated operating and investment strategies. From a shareholder's point of view, this is the figure that offers a return, in both price appreciation and dividend yield, equal to that available in securities of similar risk traded on open markets. The value equates to a price of the Company's shares in a market characterized by an orderly dissemination of information about freely traded assets, in effect an efficient market.

  Allocation Methods

        We considered the following three methods of allocation:

  •
  Current Value Method—most appropriate when a Company is considering an imminent sale, liquidation or dissolution;

  •
  Probability Weighted Expected Return Method—Forecasting the likelihood, timing, and scale of financial success or failure is highly speculative; and

  •
  Option Pricing Method—the required volatility input can be calculated from guideline companies.

        It is our opinion that the Option Pricing Method is the most meaningful allocation method. The Current Value Method was not utilized because a liquidity event, either in the form of an acquisition or dissolution, is not imminent. The Probability Weighted Expected Return Method was not utilized because estimating the probability and value of various liquidity events is highly speculative.

  Conclusions

        On the basis of the analysis described above, Baker-Meekins developed ranges of value for the guideline public company analysis ($52.2 to $69.2 million) and the discounted cash flow analysis ($60.1 to $67.8 million). Each of these ranges includes adjustments for an approximately $8.0 million present value of tax savings resulting from the utilization of Federal net operating loss carry forwards as well as the recognition of $714,000 in outstanding indebtedness at the effective date.

  OPM description

        The Option-Pricing Method treats preferred and common stock as call options on the enterprise's value, with exercise prices based on the liquidation and conversion preferences of the preferred stock, and based on the common equity per-share values equal to outstanding option and warrant exercise prices. In essence, this approach segments the array of possible valuations into various components and calculates the option value for each. The first components belong to preferred stock shareholders, who hold a claim on any value between zero and their aggregate liquidation preferences, including dividends accrued through the period until a projected liquidity event. The next components belong to common shareholders and holders of any options and warrants on common equity with exercises prices below the conversion value of the preferred shares, until the point of preferred conversion. The various per share values at which the common equity per-share values are equal to the outstanding option and warrant strike prices comprise the breakpoints for the option components. The value of the final components are shared by the common shareholders, including the shares of exercised options and warrants, and preferred shareholders based on their respective ownership after the conversion of each series of preferred stock. Accordingly, the value of the classes can be expressed as a combination of the values of these components. Additionally, five factors influence the likelihood of an option being exercised and thus the price paid for the option: 1) the current price of the underlying share; 2) the strike price; 3) the time left to expiration; 4) the volatility; and 5) the risk-free rate of interest.

  Concluded range of per share values

        From the aforementioned ranges of value developed from the use of the guideline public company analysis and the discounted cash flow analysis, we concluded on a range of fair (equity) values from $51.0 million to $57.0 million. Thus, after the use of the Option-Pricing Method of equity allocation, we determined a fair range of common equity value per share to be $1.79 to $2.02 as of the effective date.

Factors in Support of the Proposed Transaction

  •
  Cost Savings.  Our Board of Directors considered the substantial amount of time and effort currently expended by management in complying with the disclosure, compliance and reporting requirements under the federal securities laws, including the Exchange Act. Our Board of Directors and members of management also reviewed and discussed the cost savings that would potentially result from the termination of the registration of our common stock and the anticipated effect of such savings on our total expenses and future prospects, and concluded that the indirect and direct cost savings outweigh the benefits of remaining a public reporting company.

  •
  Ability to Control Decision to Remain a Stockholder or Liquidate Common Stock. Another factor considered by our Board of Directors in determining the fairness of the transaction was that holders of fewer than 25 shares of our common stock may elect to remain stockholders of the Company following the reverse stock split by acquiring sufficient shares in the market before the transaction so that they hold at least 25 shares immediately prior to the Effective Date. Our Board of Directors considers the structure of the going private transaction to be fair because, among other things, it allows stockholders of fewer than 25 shares before the reverse stock split to control the decision whether to remain a stockholder after the reverse stock split.

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  Structure Treats Unaffiliated and Affiliated Stockholders the Same.  The shares of common stock held by affiliated and unaffiliated stockholders will be reduced in the same manner in the reverse stock split, and all affiliated and unaffiliated stockholders will receive the same consideration for any fractional interests resulting from the reverse stock split. The respective ownership percentage of our officers and directors will not materially increase or decrease as a result of the transaction and our officers and directors will not receive any extra or special consideration in connection with the reverse stock split. Our directors and executive officers may, however, have interests in the proposed transactions that differ from those of unaffiliated stockholders. Please refer to discussion set forth herein under the caption "Potential Conflicts of Interest."

Factors Not in Support of the Proposed Transaction

  •
  Termination of Public Sale Opportunities.  Following the reverse stock split and the deregistration of our common stock, it is anticipated that the limited public market for shares of our common stock will be reduced or nearly eliminated altogether. While the common stock will be quoted in the Pink Sheets, liquidity of our common stock is likely to be very limited and stockholders may have only limited options for selling their shares in the public markets. Stockholders may have to rely on privately negotiated transactions to liquidate their investment. The effect of any further losses of liquidity will have the same impact on all of our stockholders, whether affiliated or unaffiliated.

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  Decrease in Publicly Available Information.  We will no longer be required to file periodic reports with the SEC following the deregistration of our common stock, and, as a result, information with respect to the Company that is currently available to the general public and our stockholders, including our operations and financial condition, will no longer be publicly available. Stockholders who continue to hold shares of our common stock after the reverse stock split will not receive or have access to the same level of financial and other business information about the Company as they would if the Company were required to continue to make public disclosures under the Exchange Act and other United States securities laws. Following the transaction, however, stockholders will continue to have the right, upon written request to the Company, to receive certain information in appropriate circumstances, to the extent provided by the Delaware General Corporation Law, including, for example, the right to view and copy the corporation's stock ledger, a list of its stockholders and other books and records, provided that the requesting party is a stockholder, makes the request in the form required by statute and does so for a proper purpose. Our Board of Directors does not believe that this factor makes the transaction unfair to unaffiliated stockholders because any detriment to unaffiliated stockholders that may result from the termination of the Company's obligation to make periodic public disclosures and to file periodic reports will be offset by the benefits that will result from terminating our status as a public reporting company.

  •
  Inability to Participate in Future Increase in Value of the Company's Common Stock. Cashed-out stockholders will have no further interest in the Company and thus will not have the opportunity to participate in any future growth or earnings of the Company or any potential increase in the value of its shares. Our Board of Directors determined that this factor does not make the transaction unfair to cashed-out stockholders because such stockholders are receiving the opportunity to realize fair cash value for their shares at a price above that at which the shares were trading prior to the announcement of the transaction, and any stockholder who does not wish to be cashed out and desires instead to hold shares of our common stock after the reverse stock split can do so by acquiring sufficient shares so that they hold at least 25 shares prior to the reverse stock split.

Conversion of Shares in the Transaction

        On the Effective Date of the Transaction:

  •
  Stockholders holding fewer than 25 pre-split shares will be entitled to receive cash equal to $1.85 per share, without interest, and such shares will be cancelled; and

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  Stockholders holding immediately prior to the Effective Time 25 or more pre-split shares (whether "record" shares or "street" shares) will continue to hold such shares after giving effect to the forward split.

        As used above:

  •
  the term "record shares" means shares of the Company's common stock, other than street shares, and any record share shall be deemed to be held by the registered holder thereof as reflected on the books of the Company; and

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  the term "street shares" means shares of the Company common stock held of record in street name, and any street share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof. The term "holder" means (a) any record holder who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single "person" for purposes of determining the number of record stockholders of the Company and (b) any other person or persons who would be deemed to be a "holder" under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

        The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of effecting the split transaction and resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions including, without limitation, any questions as to the number of pre-split shares held by any stockholder. All such determinations by the Company shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

        For purposes of effecting the transaction, the Company may, in its sole discretion, but shall not have any obligation to:

  •
  presume that any shares of the Company common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or similar name as the holder of a separate discrete account; and

  •
  aggregate the shares held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single holder for purposes of determining the number of shares held by such holder.

Cash Payment in Lieu of Shares of Common Stock

        We will not issue any fractional shares to holders of fewer than 25 pre-split shares in connection with the split transaction. Instead, if a stockholder holds fewer than 25 pre-split shares, the Company will pay $1.85 per pre-split share in lieu of issuing fractional shares. We will not pay interest on cash sums due any such stockholder pursuant to the split transaction or any brokerage commissions incurred by such stockholder.

        Assuming the transaction occurs, as soon as practical after the Effective Time, the Company will mail a letter of transmittal to each holder of record holding fewer than 25 shares. The letter of transmittal will contain instructions for the surrender of the certificate or certificates to the Company's transfer agent in exchange for the payment of the aggregate purchase price. The certificate exchange and cash payment, if applicable, will be made promptly to each stockholder who has properly surrendered outstanding certificate(s), together with a fully completed letter of transmittal, to the Company's transfer agent. The actual amount of time that may elapse until stockholders receive their payments will vary depending upon several factors, including the amount of time it takes each stockholder to surrender such stockholder certificate or certificates.

Potential Conflicts of Interest

        The executive officers and directors of the Company may have interests in the transaction that are different from the interests of the stockholders, or relationships that may present conflicts of interest, including the following:

  •
  as of March 16, 2009, all members of our Board of Directors and all of the executive officers of the Company hold of record 25 or more shares of our common stock and will retain their shares after the transaction; and

  •
  the Company's executive officers hold options to purchase our common stock which will, if unexercised, continue to be outstanding following the going private transaction.

        As a result of the reverse stock split and subsequent deregistration under the Exchange Act, we will no longer be subject to the majority of the provisions of the Sarbanes-Oxley Act or the disclosure, reporting and liability provisions of the Exchange Act, including the requirement that our officers and directors personally certify our disclosures to stockholders and the accuracy of our financial statements. Our officers and directors will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the prohibitions against short-swing profits. The transaction may therefore significantly lower the liability risk exposure of our officers and directors.

        Our officers and directors do not otherwise have interests in the proposed transaction that differ from those of unaffiliated stockholders. Our officers and directors will not receive any extra benefit that is not shared on a pro rata basis by all other holders of record. The terms of the transaction impact affiliated and unaffiliated stockholders in the same manner. All fractional interests will be cashed out on the same terms on a pro rata basis and all holders of fractional interests will receive the same consideration in exchange for their pre-reverse stock split shares. If the proposed transaction is approved and implemented, our officers and directors will not benefit from any material increase in their respective percentage ownership of our common stock.

No Appraisal and Dissenters' Rights

        Stockholders who dissent from a reverse stock split have no appraisal rights under Delaware law or under our certificate of incorporation or bylaws in connection with the proposed transaction. Our Board of Directors did not grant unaffiliated stockholders access to our corporate files, nor extend the right to retain counsel or appraisal services at our expense. Retaining an unaffiliated representative in addition to legal counsel and financial advisor employed by the Company would be an added expense of the proposed transaction and would provide little, if any, benefit. Our Board of Directors determined that this Proxy Statement and the other publicly available information about the Company provide adequate information for unaffiliated stockholders to make an informed decision with respect to the transaction.

Federal Tax Consequences

        The following is a discussion of the material United States federal income tax consequences of the transaction to the stockholders of the Company who are citizens or residents of the United States or that are domestic corporations. The discussion below does not address all aspects of federal income taxation that may affect particular stockholders in light of their particular circumstances, that are generally assumed to be known by investors or that may affect stockholders subject to special treatment under federal income tax laws. The following discussion assumes that shares of the common stock of the Company are held as capital assets. In addition, no information is provided in this document with respect to the tax consequences of the transaction under foreign, state or local laws.

        The Company believes that there will be no material federal tax consequences for those stockholders who continue to be stockholders of the Company following the consummation of the transaction. Generally, their basis in their current shares should carry forward as their basis in the new shares they will hold after the forward stock split.

        The Company believes that, for those stockholders who receive cash in exchange for fractions of shares of common stock following the reverse stock split, the transaction will be treated as a taxable transaction for federal income tax purposes. Generally, stockholders receiving cash in the transaction will recognize a gain or loss for federal income tax purposes based on the difference between the cost basis of such stockholder in the shares of common stock held immediately prior to the Effective Time of the reverse stock split and $1.85. If shares of the common stock of the Company are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, and will be long-term capital gain or loss if the stockholder's holding period for the shares of common stock exceeds 12 months. Under present law, long-term capital gains recognized by an individual stockholder generally will be taxed at a maximum marginal federal tax rate of 15%, and long-term capital gains recognized by a corporate stockholder will be taxed at a maximum marginal federal tax rate of 35%. In addition, under present law, the ability to use capital losses to offset ordinary income is generally limited for stockholders who are individuals to the amount of capital gains recognized during a tax year plus $3,000.

        Tax matters are complicated and the tax consequences of the reverse stock split to each stockholder will depend on the facts of that stockholder's situation. The Company recommends that you consult your tax advisor for a full explanation of the tax consequences of the transaction to you. The foregoing summary of material federal income tax consequences of the transaction to stockholders of the Company is based upon the Internal Revenue Code, applicable Treasury regulations thereunder, rulings and pronouncements of the Internal Revenue Service and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect such stockholders and could affect the continuing validity of this summary. This summary does not purport to discuss all aspects of United States federal income taxation that may be relevant to each stockholder in light of their specific circumstances, or to certain types of stockholders subject to special treatment under United States federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions and tax-exempt organizations). No ruling from the IRS has been obtained (or will be sought) as to the United States federal income tax consequences of the transaction.

Anticipated Accounting Treatment

        The Company anticipates that it will account for the purchase of stock in the transaction from stockholders as retired stock.

        The transaction will not affect any certificates representing shares of common stock held by registered stockholders owning 25 or more shares of common stock immediately prior to the transaction. Existing certificates held by any of these stockholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificates.

        Any cashed-out stockholder with share certificates will receive a letter of transmittal after the transaction is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Company's transfer agent before they can receive cash payment for those shares.

Fees and Expenses

        Approximately $6,000 will be required to pay for the fractional shares of the common stock exchanged for cash in the reverse stock split. It is expected that the actual amount paid to acquire the fractional shares will differ from this estimated amount due to possible changes in the number of the Company's stockholders who hold fewer than 25 shares of common stock. In addition, expenses are projected to amount to approximately $94,000 as follows: $35,000 for legal fees; $35,000 for financial advisor fees; $2,000 for filing fees with the SEC; and $22,000 for accounting, printing, mailing, stock transfer and other miscellaneous costs. Funds required to implement the reverse stock split shall be derived from the Company's working capital.

Reservation

        The Company reserves the right to abandon the transaction at any time before the filing of the necessary amendments to the Restated Certificate of Incorporation effecting the reverse stock split with the Delaware Secretary of State. The Company also reserves the right to abandon or delay the transaction if necessary to prosecute and defend any litigation regarding the transaction.

        At this time, our Board of Directors has no intention of abandoning the transaction, other than by reason of an extraordinary event outside of the ordinary course of business or the control of our Board of Directors or the Company.

Conduct of the Company Following the Reverse and Forward Stock Split

        The Company expects its business and operations to continue in the same manner following the proposed transaction. The reverse stock split and forward stock split are not expected to have any material effect upon the conduct of the Company's business, other than as described in this Proxy Statement.

Annex Relating to Proposal No. 1 and Proposal No. 2

        The form of the proposed amendments to the Company's Restated Certificate of Incorporation are attached to this proxy statement as Annex B and Annex C.

Votes Required for Approval of Proposal No. 1 and Proposal No. 2

        The affirmative vote of a majority of all of the shares entitled to vote on this matter will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to this proposal will be counted for purposes of determining whether there is a quorum, and will have the effect of a vote against the approval of these proposals.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-25 REVERSE STOCK SPLIT AND THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A 25-FOR-1 FORWARD STOCK SPLIT.

 PROPOSAL NO. 3—ELECTION OF DIRECTORS

        The Board of Directors currently has eight members, eight of whom are nominees for director this year. These nominees are: Curtis Lee Smith, Jr., Mark A. Miller, William H. Heller (to be voted upon solely by holders of common stock), Alwaleed Aldryaan, Donald W. Hughes, David L. Warnock (to be voted upon solely by holders of the Series B Convertible Preferred Stock), and Arnold M. Jacob and Robert H. Orley (to be voted upon solely by holders of the Series C Convertible Preferred Stock). Richard L. Osborne, who was a member of the Board of Directors, retired from his post on December 31, 2008.

        Each nominee has expressed his willingness to serve as a director if elected, and we know of no reason why any nominee would be unable to serve. The persons named as proxy agents in the enclosed proxy card intend (unless instructed otherwise by a stockholder) to vote for the election of the nominees. If a nominee is unable to serve as a director, the proxy agents intend to vote any alternative nominee designated by the Board of Directors. Alternatively, the Board of Directors may decide to reduce the number of directors.

        The following is certain information with respect to the eight individuals currently serving as members of the Board of Directors who are also all nominees for director this year.

        The Board of Directors Recommends That You Vote "FOR" Each of the Following Director Nominees, All of Whom are Incumbent Directors:

        David L. Warnock, 50, has served as the Company's Chairman of the Board since March 2009 and as was elected to the Company's Board of Directors in February 2005. Mr. Warnock is a founding member of Camden Partners Holdings, LLC (previously known as Cahill, Warnock & Company, LLC), an asset management firm established to make private equity investments. Prior to founding Camden Partners Holdings, LLC in 1995, Mr. Warnock had been employed from 1983 through 1995 at T. Rowe Price Associates. He was the President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II, private equity partnerships. Mr. Warnock was also an Executive Vice President of the T. Rowe Price New Horizons Fund. Mr. Warnock serves on the boards of Nobel Learning Communities, Inc., Questar Assessment, Inc., National Alliance to End Homelessness and the Calvert School. Mr. Warnock is Chairman of the boards of Calvert Education Services and the Center for Fathers, Families and Workforce Development. Mr. Warnock is a Chartered Financial Analyst.

        Alwaleed Aldryaan, 48, was elected to the Company's Board of Directors in July 2006. Mr. Aldryaan serves as President of Alkhaleej Training and Education Corporation, or Alkhaleej. He served in various computer-operations positions with the Saudi government until 1993, when he and four other individuals formed Alkhaleej. Alkhaleej became a New Horizons franchisee in 1994 and now operates 32 centers in Saudi Arabia and sub-franchises 11 others in the region.

        William H. Heller, 69, was a partner with the public accounting firm of KPMG Peat Marwick LLP from February 1971 until December 1991 and currently manages his own asset management firm, William H. Heller & Associates. He was elected as a director on July 1, 1992. Mr. Heller also serves as a director of Ohio Savings Financial Corporation, a Cleveland, Ohio—based savings and loan holding company. Mr. Heller has served as a member of the Company's Audit Committee and Compensation Committee during the term of his directorship. He is currently Chairman of the Audit Committee.

        Donald W. Hughes, 57, was elected to the Company's Board of Directors in July 2006. Mr. Hughes is a Managing Member and the Chief Financial Officer of Camden Partners Holdings, LLC. He is also a principal of Cahill, Warnock & Company, LLC where he holds similar positions. Prior to joining Camden Partners in 1997, Mr. Hughes served as Chief Financial Officer of Capstone Pharmacy Services, Inc., a public, small-cap institutional pharmacy-services provider from December 1995. He previously spent 11 years as Executive Vice President and Chief Financial Officer of Broventure Company, Inc., a closely held investment company, and 12 years in the audit division of Arthur

Andersen LLP. Mr. Hughes has served on the boards of several public and private companies and presently serves on the boards of Questar Assessment, Inc. and The Maryland Food Bank. Mr. Hughes is a Certified Public Accountant.

        Arnold M. Jacob, 55, who was elected to the Company's Board of Directors in November 2007, is a principal of ATMF Realty and Equity Corporation in Bloomfield Hills, Michigan, a company that invests in real estate and business ventures. In addition to developing some five million square feet of commercial real estate, ATMF Realty and its affiliates own interests in businesses, including companies that distribute garden and seed products, manufacture ice cream—making equipment, operate inner-city movie theaters, manufacture sausage for major grocery chains and publish weekly newspapers. Through an affiliate, ATMF Renewable Energy, LLC, the company has recently invested in NextDiesel™, a biodiesel producer in Adrian, Michigan.

        Mark A. Miller, 60, has served as President and Chief Executive Officer of the Company since July 2006. From 2000 to 2006, Mr. Miller served as Group Executive Vice President for the Americas for Right Management, a career transition and organizational consulting services provider, where he was responsible for business in the Americas. Prior to joining Right Management, Mr. Miller served as Chairman and CEO of Signature Care Networks from 1994 to 2000, a consolidated surgical practice management company that he co-founded. From 1988 through 1994, Mr. Miller held a number of executive positions at Nutri/System, a consumer weight loss business. Prior to joining Nutri/System, Mr. Miller served as a division manager for PepsiCo.

        Robert H. Orley, 52, who was elected to the Company's Board of Directors in November 2007, is Vice President and a director of Real Estate Interests Group, Inc. in Bloomfield Hills, Michigan. Real Estate Interests Group, Inc. is a real estate development and management company. Mr. Orley also serves as a director of Mackinac Financial Corporation, a bank holding company, is Chairman and CEO of RheTech, Inc, a plastics compounder, and is a founding Board Member of Telemus Capital Partners, a financial advisory and private equity firm of Michigan. Since December 31, 2008, Mr. Orley has served as Chairman of the Governance Committee.

        Curtis Lee Smith, Jr., 80, has served as a Director since July 1986, and had the additional titles and duties of President from August 1989 through July 1992 and Chief Executive Officer from July 1986 to August 1999. Mr. Smith served as President of National Copper & Smelting Co., a Cleveland, Ohio—based manufacturer and distributor of copper products, from 1962 to 1985, and as President of NCS Holdings Corporation, a Cleveland, Ohio—based holding company which operated a copper tubing importing and fabricating business, from 1985 to 1988.

Executive Officers

        The following table sets forth the name, age, and position of each person who was serving as an executive officer as of December 31, 2008.

Name	Age	Position
Mark A. Miller	60	President, Chief Executive Officer and Director
Charles J. Mallon	52	Executive Vice President and Chief Financial Officer
Timothy A. Kleczka	48	Senior Vice President, Operations

        Set forth below is biographical information about our executive officers, except for Mr. Miller, whose biographical information is provided above. The executive officers are elected or appointed by the Board of Directors to serve until election or appointment and qualification of their successors or their earlier death, resignation or removal.

        Charles J. Mallon joined the Company in February 2007 as Executive Vice President of Finance and Administration and assumed the title of Chief Financial Officer in August 2007 upon the departure of Charles M. Caporale. Mr. Mallon was with Right Management from October 1996 through November 2006, where he served as Senior Vice President of Financial Operations until being promoted in September 1999 to the role of Executive Vice President & Chief Financial Officer. Right Management is a global provider of career transition and organizational consulting services. From October 1990 through October 1996, Mr. Mallon served as Senior Vice President & Chief Financial Officer of ACS Enterprises, Inc., a publicly traded wireless cable television provider. Prior to ACS Enterprises, Inc, Mr. Mallon spent twelve years in the Audit division of Ernst & Young. Mr. Mallon is a Certified Public Accountant.

        Timothy A. Kleczka has been with the Company since 1994. He was promoted to Senior Vice President of Operations in November 2006. Prior to his promotion, he served as Senior Vice President of our subsidiary New Horizons Computer Learning Centers EMEA, LLC, or EMEA. He joined EMEA in 1998 as Director of Franchise Support and was promoted to Vice President of New Horizons and Vice President of EMEA in 1999. Prior to that, Mr. Kleczka served as the General Manager of New Horizons Auckland, New Zealand from 1996 to 1998. He started his career with New Horizons at the company's original location in Santa Ana, California from 1994 to 1996, where he served as Vice President of Sales and Marketing. Mr. Kleczka is a United States Marine Corps veteran, a graduate of the Naval Air Traffic Control Academy, Memphis, Tennessee and a Certified Franchise Executive (CFE).

Board of Directors and Committee Meetings

        There are no family relationships among New Horizon's officers and directors.

        During the fiscal year ended December 31, 2008, the Board of Directors held a total of 7 meetings. Each member of the Board of Directors attended more than 75% of the meetings of the Board of Directors and of the committees of which he was a member.

        William H. Heller is an independent director within the meaning of NASDAQ Rule 4200(a)(15). The remaining directors would not be considered "independent" under such listing standards for various reasons. Though the majority of the Company's Board of Directors is not composed of "independent" directors, the majority of its Board of Directors is composed of non-management directors. The non-management directors reasonably believe that they are able to provide independent judgment on behalf of the Company.

        The Board of Directors has constituted a Governance Committee, a Compensation Committee, an Audit Committee and a Products and Services Committee.

        The Governance Committee met on two occasions in 2008 and operates under a charter approved by the Board of Directors. The Governance Committee is responsible for (i) identifying individuals qualified to become directors and selecting director nominees or recommending nominees to the Board of Directors for nomination, (ii) recommending nominees for appointment to committees of the Board of Directors, (iii) developing and recommending charters of committees of the Board of Directors and (iv) overseeing the corporate governance of New Horizons Worldwide and, as deemed necessary or desirable from time to time, developing and recommending corporate governance policies to the Board of Directors. The Governance Committee currently consists of Robert H. Orley (Chairman), Curtis Lee Smith, Jr. and Alwaleed Aldryaan. A copy of the charter of the Governance Committee is posted and available on the Corporate Governance link of the "About Us" section of the New Horizon's website, www.newhorizons.com. Information on our website is not incorporated by reference in this report.

        The Compensation Committee met on one occasion in 2008 and operates under a charter approved by the Board of Directors, and is responsible for (i) determining or recommending to the Board of Directors the compensation of the Chief Executive Officer and each other executive officer or any other officer who reports directly to the Chief Executive Officer based on the performance of each officer, (ii) making recommendations to the Board of Directors regarding stock option and purchase plans and other equity compensation arrangements and (iii) preparing reports regarding executive compensation for disclosure in New Horizons Worldwide proxy statements or as otherwise required by applicable laws. The Compensation Committee currently consists of David L. Warnock (Chairman) and Curtis Lee Smith, Jr., neither of whom is a member of Company management. A copy of the Compensation Committee charter is posted and available on the Corporate Governance link of the "About Us" section of the New Horizon's website, www.newhorizons.com. Information on our website is not incorporated by reference in this report.

        The Audit Committee operates under a charter approved by the Board of Directors. The Audit Committee's primary responsibilities are to (i) oversee New Horizons accounting and financial reporting policies, processes, practices and internal controls, (ii) appoint, compensate and oversee the independent registered public accounting firm, (iii) review the quality and objectivity of New Horizons Worldwide independent audit and financial statements and (iv) act as liaison between the Board of Directors and the independent registered public accounting firm. The Audit Committee currently consists of William H. Heller (Chairman), Donald W. Hughes and Arnold M. Jacob and met on four occasions in 2008. Though only Mr. Heller technically meets the definition of "independence" under the Sarbanes-Oxley Act, the Board of Directors has determined that no member of the Audit Committee has a relationship with the Company that is reasonably likely to interfere with the Audit Committee's ability to perform its functions. The Board of Directors believes that each member of the Audit Committee is financially literate and is qualified to serve on the Audit Committee. The Board of Directors further believes that Mr. Hughes qualifies as a "financial expert" on the basis of his business background and experience as he is a Certified Public Accountant and has served as the chief financial officer of several companies including his current employer, Camden Partners. The Board of Directors has also determined that Mr. Hughes will be able to exercise independent judgment and to perform his Audit Committee responsibilities in a fair and impartial manner. Accordingly, the Board of Directors has determined that the best interests of the Company require that Mr. Hughes remain as a member of the Audit Committee and be deemed to be the Audit Committee's financial expert. A copy of the Audit Committee charter is posted and available on the Corporate Governance link of the "About Us" section of the New Horizons website, www.newhorizons.com. Information on our website is not incorporated by reference in this report.

        The Products and Services Committee, formed on December 11, 2006, met on two occasions in 2008 and operates under a charter approved by the Board of Directors. The Products and Services Committee is responsible for (i) evaluating existing and future products and services available to the Company, its customers and its franchisees, (ii) identifying opportunities either through implementing existing ideas and/or products or acquiring new products, (iii) working with the Company's Franchise Advisory Council and selected franchisees to create added value to the franchise network, (iv) creating strategic partnerships with the major IT vendors, (v) working with senior management and the Company's products department to develop policies and procedures governing the implementation of new products, (vi) evaluating periodic reports from the Company's products department regarding new products and services and (vii) advising the Board of Directors regarding the major products and services being reviewed and implemented. The Products and Services Committee consists of Alwaleed Aldryaan (Chairman), David L. Warnock, Robert Orley and Mark A. Miller. Shane Kim, an employee of Camden Partners Holdings, LLC, is typically invited to participate in the Products and Services Committee's deliberations as an observer.

 EXECUTIVE COMPENSATION

Summary Compensation Table—2008

        The following table shows compensation earned by the Company's named executive officers for the fiscal years ended December 31, 2008 and 2007:

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All other compensation (2)	Total
Mark A. Miller	2008	$351,750	$386,925	$96,250	$15,644	—	—	$12,000	$862,569
President, Chief	2007	$344,206	$360,962	$246,400	$78,376	—	—	$6,000	$1,035,944
Executive Officer and
Director
Charles M. Caporale(3)	2008	$28,942	—	—	—	—	—	—	$28,942
Former Senior Vice	2007	$227,980	—	—	—	—	—	—	$227,980
President and Chief
Financial Officer
Charles J. Mallon(4)	2008	$289,783	$145,125	—	$10,429	—	—	—	$445,337
Chief Financial Officer	2007	$240,923	$135,000	$92,400	$11,323	—	—	—	$479,646
Timothy E. Kleczka	2008	$268,317	$134,375	—	$10,429	—	—	$3,153	$416,274
Senior Vice President—	2007	$275,549	$122,500	$92,400	—	—	—	$129,340	$619,789
Operations

(1)
Salary adjustments for our named executive officers are reviewed by the Compensation Committee on an annual basis.

(2)
No named executive officer received perquisites or other personal benefits having a value exceeding the lesser of (i) 10% of such executive's salary and bonus for 2008 and 2007 or (ii) $10,000.

(3)
Mr. Caporale resigned as Senior Vice President and Chief Financial Officer of the Company on August 10, 2007. Mr. Caporale received a severance package which included six months of salary continuation ($107,500), $10,000 for consulting fees and vesting of 50,000 options.

(4)
Mr. Mallon joined the Company on February 1, 2007 as Executive Vice President of Finance and Administration and assumed the title of Chief Financial Officer on August 10, 2007 upon the departure of Mr. Caporale. Mr. Mallon receives an annual salary of $270,000. He was entitled to participate in the Company's annual cash bonus program for 2007, with a target bonus of 50% of his annual salary. In addition, Mr. Mallon received options to purchase 50,000 shares of the Company's common stock. The amounts for 2007 represent the pro-rata share of his annual compensation.

 Outstanding Equity Awards at Fiscal Year End—2008

        The following table provides details regarding outstanding equity awards for our named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable (1)	Number of Securities Underlying Unexercised Options # Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested
Mark A. Miller	175,334	87,666		$1.50	7/5/2016	—	—
President and Chief	87,667	87,667		0.80	7/5/2016
Executive Officer	80,000	160,000		1.53	8/23/2017
and Director		45,000		1.50	3/4/2018
Charles J. Mallon	16,667	33,333		$1.07	2/1/2017	—	—
Executive Vice		30,000		1.50	3/4/2018
President and Chief
Financial Officer
Timothy A. Kleczka	5,000	—		$6.91	8/16/2012	—	—
Senior Vice	2,500	—		5.79	1/2/2014
President -	20,000	—		3.85	1/18/2015
Operations	15,000	—		0.67	1/13/2016
	40,000	20,000		1.10	12/26/2016
		30,000		1.50	3/4/2018

(1)
On December 12, 2005, the Board of Directors of the Company, upon the recommendation of the Board's Compensation Committee, approved the acceleration of the vesting of all outstanding stock options held by employees and named executive officers at that date that were unvested.

(2)
Options granted in January and February 2006 vested in one year. Options granted in July and December 2006 and February and August 2007 and March 2008 vest ratably over a three-year period.

(3)
There are no restricted shares outstanding as of December 31, 2008.

Potential Payments Upon Termination or Change-in-Control

Employment Agreement with Mark A. Miller

        On July 5, 2006 the Company entered into an employment agreement with Mark A. Miller (the "Employment Agreement") to serve as the Company's President and Chief Executive Officer. Pursuant to the terms of the Employment Agreement, in the event that the Company terminates Mr. Miller's employment without Cause, or Mr. Miller resigns for Good Reason (each as defined in the Employment Agreement), the Company will continue to pay Mr. Miller's salary for a period of twelve months. Mr. Miller's current annual salary is $335,000. Upon a Change of Control (as defined in the Employment Agreement), Mr. Miller may elect to terminate his employment, in which case he will receive (i) a lump sum payment equal to twelve months salary and an amount equal to the most currently paid annual performance bonus, if the total consideration paid in connection with the transaction, or the fair market value of the Company at the time of the Change of Control due to a majority change in the Board of Directors, is less than $25 million or (ii) a lump sum equal to twenty-four months salary and an amount equal to the two most currently paid annual performance bonuses, if the total consideration paid in connection with the transaction, or the fair market value of the Company at the time of th Change of Control due to a majority change in the Board of Directors, is equal to or greater than $25 million. In the event of a Change of Control, regardless of consideration paid or fair market value of the Company at that time, the Company will provide Mr. Miller with career transition services in an amount not to exceed $25,000.

 DIRECTOR COMPENSATION

Director Compensation—2008

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Alwaleed Aldryann	$30,000	$22,500	—	—	—	—	$52,500
William H. Heller (3)	$35,000	$22,500	—	—	—	—	$57,500
Camden Partners Holdings, LLC (1)	$62,500	$45,000	—	—	—	—	$107,500
Arnold M. Jacob	$30,000	$22,500	—	—	—	—	$52,500
Robert H. Orley	$25,000	$22,500	—	—	—	—	$47,500
Simius Corporation (2)	$37,500	$—	—	—	—	—	$37,500
Curtis Lee Smith, Jr.	$35,000	$22,500	—	—	—	—	$57,500
Richard L. Osborne	$—	$22,500	—	—	—	—	$22,500

(1)
Director's fees for David L. Warnock and Donald Hughes were paid to Camden Partners Holdings, LLC at the instruction of both Mr. Warnock and Mr. Hughes.

(2)
Director's fees for Richard L. Osborne were paid to Simius Corporation at the instruction of Mr. Osborne.

(3)
Stock awards for William H. Heller were issued to William Heller & Associates at the instruction of Mr. Heller.

        Directors are entitled to an annual fee of $25,000 plus $5,000 for each committee membership. In addition, committee members are entitled to additional fees for services as committee members, as follows: Chair of Audit Committee: $5,000; Chair of Other Committees: $2,500. Mr. Miller, the Company's Chief Executive Officer, is not included in this table as he is an employee and receives no additional compensation for his services as a director.

 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The number of shares of common stock beneficially owned, beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any common stock shares as to which the individual or entity has sole or shared voting power or investment power and includes any common stock shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of March 10, 2009, through the exercise of any warrant, stock option or other right, including the right to convert outstanding shares of our preferred stock into common stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of our common stock underlying options and warrants that are exercisable within 60 days of March 10, 2009, and including that person's right to convert outstanding shares of our preferred stock into common stock, are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The following table is based on 11,450,269 shares of common stock outstanding as of March 10, 2009. Unless otherwise indicated, the address of all individuals and entities listed below is 1900 S. State College Blvd, Suite 120, Anaheim, CA 92806.

        The following table sets forth information with respect to common stock owned on March 10, 2009, unless otherwise noted, by each person known by the Company to own beneficially more than 5% of the Company's outstanding common stock at such date, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby. The table also lists beneficial ownership of common stock by each of the Company's directors and each named executive officer included in the summary compensation table set forth above and all directors and named executive officers as a group. Unless indicated otherwise, the address of each director and named executive officer is 1900 S. State College Blvd., Suite 120, Anaheim, California 92806:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Mark A. Miller (President, Chief Executive Officer and Director) (1)	1,095,513	9.3%
Charles J. Mallon (Executive Vice President and Chief Financial Officer) (2)	118,334	1.0%
Timothy A. Kleczka (Senior Vice President of Operations) (3)	137,500	1.2%
Curtis Lee Smith, Jr. (Chairman of the Board) (4)	957,551	8.4%
Alwaleed Aldryaan (Director) (5)	2,469,000	17.8%
William H. Heller (Director) (6)	62,279	*
Donald W. Hughes (Director) (7)	5,241,539	31.5%
Arnold M. Jacob (Director) (8)	3,112,496	22.5%

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Robert H. Orley (Director) (9)	2,522,496	18.2%
Richard L. Osborne (Director) (10)	52,303	*
David L. Warnock (Director) (7)	5,251,539	31.5%
Camden Partners Strategic III, LLC 500 East Pratt Street, Suite 1200, Baltimore, MD 21202 (7)	5,278,744	31.7%
NH Investment LLC (NHI) 40900 Woodward Ave., Suite 130, Bloomfield Hills, MI 48304 (9)	2,399,996	17.3%
ATMF New Horizons, LLC 6735 Telegraph Road, Suite 110, Bloomfield Hills, Michigan 48301 (8)	2,399,996	17.3%
Ingalls & Snyder LLC 61 Broadway, New York, NY 10006 (11)	1,088,500	9.5%
Utopia Funds 111 Cass Street, Traverse City, MI 49684 (12)	1,066,672	8.5%
Stuart O. Smith (13)	1,012,438	8.8%
George S. Rich 904 S. Broadway, Baltimore, MD 21231 (14)	950,455	7.7%
Financial & Investment Management Group, Ltd. 111 Cass Street, Traverse City, MI 49684 (15)	692,613	6.0%
Osmium Partners, LLC 338 Market St., Suite 920 San Francisco, CA 94111 (16)	668,000	7.2%
All Directors and Executive Officers as a Group (14 persons) (17)	15,923,179	64.9%

*
Indicates beneficial ownership of less than 1%.

(1)
Mr. Miller's ownership figure includes 358,002 shares of common stock which may be acquired upon the exercise of immediately exercisable stock options. Mr. Miller's ownership of 380,333 options not exercisable within 60 days of March 10, 2009 is excluded from the table above.

(2)
Mr. Mallon's ownership figure includes 43,334 shares of common stock which may be acquired upon the exercise of immediately exercisable stock options. Mr. Mallon's ownership of 46,666 options not exercisable within 60 days of March 10, 2009 is excluded from the table above.

(3)
Mr. Kleczka's ownership figure includes 95,500 shares of common stock which may be acquired upon the exercise of immediately exercisable stock options. Mr. Kleczka's ownership of 50,000 options not exercisable within 60 days of March 10, 2009 is excluded from the table above.

(4)
These shares are owned directly by the Declaration of Trust of Curtis Lee Smith, Jr., of which Mr. Curtis Lee Smith, Jr., is settlor and trustee.

(5)
Mr. Aldryaan's ownership figure includes 1,900,910 shares of common stock which may be acquired upon the exercise of warrants received as part of the $4,000,000 Credit Agreement with the Company. His ownership figure also includes 88,889 shares of common stock which may be acquired upon the exercise of warrants and 444,447 shares of common stock which may be acquired upon the conversion of 14,337 shares of Series C Preferred Stock issued to Alkhaleej Training and Education Corporation, of which Mr. Aldryaan is the Chief Executive Officer.

(6)
Mr. Heller's ownership figure includes 20,000 shares which may be acquired upon the exercise of immediately exercisable stock options.

(7)
Mr. Hughes and Mr. Warnock are managing members of Camden Partners Strategic III, LLC ("CPS III") which is the sole general partner of the Camden Partners Strategic Fund III, L.P. ("Fund III") and Camden Partner Strategic Fund III-A, L.P. ("Fund III-A" and together with "Fund III", the "Funds"). Collectively, the Funds hold warrants exercisable into 950,455 shares of common stock and 174,693 shares of Series B Preferred Stock (the "Series B Shares") convertible into 4,253,879 shares of common stock. Fund III holds warrants exercisable into 912,436 shares of common stock and 167,723 Series B Shares convertible into 4,084,156 shares of common stock and Fund III-A holds warrants exercisable into 38,019 shares of common stock and 6,970 Series B Shares convertible into 169,724 shares of common stock. Based solely on information in a Schedule 13-D/A filed with the SEC dated February 14, 2008, because of their relationship as affiliated entities, each of the Funds may be deemed to own beneficially the securities held of record by the other. Additionally, as the sole general partner of the Funds, CPS III may be deemed to own beneficially the securities held of record by each of the Funds, and the managing members of CPS III may be deemed to own beneficially the securities held of record by each of the Funds. Mr. Hughes' and Mr. Warnock's respective beneficial ownership figures include the shares held by the Funds although both disclaim beneficial ownership of the securities held by the Funds. Mr. Hughes' and Mr. Warnock's respective beneficial ownership figures each include 37,205 shares of common stock issued as payment for director fees to Camden Partners Holdings, LLC, of which Mr. Hughes is the Chief Financial Officer and Mr. Warnock is a Managing Partner. Mr. Warnock's beneficial ownership figure also includes 10,000 shares of common stock which may be acquired upon the exercise of immediately exercisable stock options.

(8)
Based solely on a Schedule 13-D filed with the SEC on July 12, 2007, Mr. Jacob is the beneficial owner of 690,000 shares of common stock, over which he has sole disposition power, and, pursuant to the terms of a voting agreement, shared voting power with Mr. Orley. These 690,000 shares of common stock are included in the beneficial ownership number of Mr. Jacob. ATMF New Horizons, LLC ("ATMF") is the record owner of 64,516 shares of Series C Preferred Stock, which are convertible into 1,999,996 shares of common stock. Mr. Jacob, as managing member of ATMF, has shared disposition power and shared voting power with ATMF with respect to these shares of Series C Preferred Stock and, pursuant to the terms of a voting agreement, shared voting power with Mr. Orley with respect to these shares. ATMF is the record owner of warrants exercisable into 400,000 shares of common stock. These warrants are immediately exercisable for an exercise price of $0.75 per share until July 3, 2012, except that such warrants may not be exercised for a period beginning January 1, 2010 through April 4, 2012 and are subject to certain cancellation provisions during this period in the event of a predetermined increase in the market price of the common stock, as further described in the form of such warrant. The shares of Series C Preferred

  Stock and the shares of common stock underlying the warrants held by ATMF are included in the beneficial ownership figure of Mr. Jacob.

(9)
Mr. Orley is the joint beneficial owner with his wife of 100,000 shares of common stock, over which he has shared disposition and voting power with his wife and, pursuant to the terms of a voting agreement, shared voting power with Mr. Jacob. Based solely on a Schedule 13-D filed with the SEC on July 12, 2007, Mr. Orley is the President, Secretary and Treasurer of NH Manager, Inc. ("NH Manager"). NH Manager is the sole manager of NH Investment LLC ("NHI"). NHI is the record owner of 64,516 shares of Series C Preferred Stock, which are convertible into 1,999,996 shares of common stock. NH Manager, as sole manager of NHI, and Mr. Orley, as President of NH Manager, have shared disposition power and shared voting power with respect to these shares of Series C Preferred Stock. Pursuant to the terms of a voting agreement, Mr. Orley also has shared voting power with Mr. Jacob with respect to these shares. NHI is the record owner of warrants exercisable into 400,000 shares of common stock. Such warrants are immediately exercisable at the exercise price of $0.75 per share until July 3, 2012, except that such warrants may not be exercised for a period beginning January 1, 2010 until April 3, 2012 and are subject to certain cancellation provisions during the non-exercise period in the event of a predetermined increase in the market price of the common stock, as further described in the form of such warrant. NH Manager, as sole manager of NHI, and Mr. Orley, as President of NH Manager, have shared disposition power of these warrants and shared voting and disposition power over the shares of common stock underlying such warrants. The shares of Series C Preferred Stock and the shares of common stock underlying the warrants held by NHI are included in the beneficial ownership figure of Mr. Orley.

(10)
Mr. Osborne's beneficial ownership figure includes 20,000 shares which may be acquired upon the exercise of immediately exercisable stock options. As of December 31, 2008, Mr. Osborne retired from the Company's Board of Directors.

(11)
Based solely upon information in a Schedule 13-G filed with the SEC dated January 28, 2009, Ingalls & Synder LLC has authority and responsibility for investment, voting and disposition decisions for 1,088,500 shares of common stock, which aggregate number includes 973,500 shares of common stock owned by Underhill Partners LP.

(12)
Represents an aggregate number of Series C Preferred Stock and warrants to purchase common stock issued in 2007 as follows: (i) Utopia Growth Fund holds warrants to purchase 71,111 shares of common stock and 11,470 shares of Series C Preferred Stock convertible into 355,570 shares of common stock; (ii) Utopia Core Fund holds warrants to purchase 53,333 shares of common stock and 8,602 shares of Series C Preferred Stock convertible into 266,662 shares of common stock; (iii) Utopia Core Conservative Fund holds warrants to purchase 35,556 shares of common stock and 5,735 shares of Series C Preferred Stock convertible into 177,785 shares of common stock; and (iv) Utopia Yield Income Fund holds warrants to purchase 17,778 shares of common stock and 2,867 shares of Series C Preferred Stock convertible into 88,877 shares of common stock.

(13)
These shares of common stock are owned directly by the Declaration of Trust of Stuart O. Smith, of which Mr. Stuart O. Smith is settlor and trustee.

(14)
Mr. Rich's beneficial ownership figures represents common stock underlying warrants received as part of a $4,000,000 Credit Agreement with the Company.

(15)
Based solely upon information in a Schedule 13-G filed with the SEC dated January 29, 2008, Financial & Investment Management Group, Ltd ("FIMG") has shared voting and dispositive power of these shares. FIMG is a registered investment advisor managing individual client accounts. All shares are owned by these individual clients. Because of this, FIMG disclaims beneficial ownership.

(16)
Based solely upon information in a Schedule 13-G filed with the SEC dated February 17, 2009, John H. Lewis has authority and responsibility for investment, voting and disposition decisions for Osmium Partners, LLC, Osmium Capital, LP, Osmium Capital II, LP, and Osmium Spartan, LP.

(17)
The ownership figure of directors and named executive officers as a group includes 661,004 shares, which may be acquired upon the exercise of immediately exercisable stock options, 174,693 shares of Series B Preferred Stock convertible into 4,253,879 shares of common stock, 143,369 shares of Series C Preferred Stock convertible into 4,444,439 shares of common stock, and warrants exercisable into 3,740,254 shares of common stock.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

        Section 16(a) of the Exchange Act requires the Company's named executive officers, directors and persons who own 10% or more of the Company's common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Named executive officers, directors and 10% or greater stockholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of Forms 3, 4, and 5 furnished to us, or written representations from certain reporting persons that no Forms 3, 4, or 5 were required to be filed by such persons, we believe that all of our executive officers, directors, and persons who own more than ten percent of our common stock complied with all Section 16(a) filing requirements applicable to them during 2008; however, Alwaleed Aldryaan has not yet filed any reports and is not required to do so.

REPORT OF THE AUDIT COMMITTEE

        As part of its oversight of the Company's financial statements, the Audit Committee reviewed and discussed with both management and the Company's outside auditors all financial statements prior to their issuance. Management advised the Audit Committee in each case that all financial statements were prepared in accordance with generally accepted accounting principles, and reviewed significant accounting issues with the Audit Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Rule 3526 as adopted by the Public Company Accounting Oversight Board.

        The Audit Committee also discussed with McGladrey matters relating to its independence, including a review of audit and non-audit fees and the written disclosures made to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Audit Committee reviewed major initiatives and programs aimed at strengthening the effectiveness of the Company's internal control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company's internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

        Taking all of these reviews and discussions into account, the Audit Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

                      Audit Committee

                      William H. Heller (Chairman)
                      Donald W. Hughes
                      Arnold M. Jacob

 STOCKHOLDER COMMUNICATION WITH BOARD OF DIRECTORS

        Stockholders may send communications to the Board of Directors in writing, addressed to the full Board of Directors, individual directors or a specific committee of the Board of Directors, care of Gregory E. Marsella, Secretary, New Horizons Worldwide, Inc., 1900 S. State College Blvd., Suite 120, Anaheim, California 92806. In general, all stockholder communications sent to our secretary for forwarding to the Board of Directors, or to specified Board of Directors members, will be forwarded in accordance with the sender's instructions. However, our secretary reserves the right to not forward to Board of Directors members any abusive, threatening or otherwise inappropriate materials.

DISCLOSURE RELATED TO INDEPENDENT AUDITORS

        McGladrey audited New Horizons Worldwide's consolidated financial statements for the year ended December 31, 2008. Squar, Milner, Peterson, Miranda & Williamson, LLP ("Squar Milner") audited New Horizons Worldwide's consolidated financial statements for the year ended December 31, 2007.

2008 and 2007 Summary of Fees Paid to Independent Registered Public Accounting Firms

        The Company retained Grant Thornton LLP ("Grant Thornton") as its auditors for its 2003 fiscal year following the resignation of Deloitte & Touche. The engagement of Grant Thornton was approved by the Audit Committee of the Board of Directors and affirmed by the entire Board of Directors.

        As previously disclosed in a Current Report on Form 8-K dated July 21, 2005, during the course of their audit of the financial statements for the year ended December 31, 2004, Grant Thornton advised the Company that due to their identification of material weaknesses in the systems of internal control, the scope of their work would need to be expanded significantly in order to complete the audit and render an auditors' report for 2004. Subsequently, as disclosed in an amended Current Report on Form 8-K dated October 3, 2005, Grant Thornton advised the Company that even after expanding the scope of their work, they were unable to complete the audit for 2004 and were terminating the client-auditor relationship.

        Following the resignation of Grant Thornton, the Audit Committee engaged Squar Milner to perform the audit for the year ended December 31, 2004. During the course of their audit of 2004, Squar Milner and the Company identified a number of adjustments that required the Company to restate the previously issued audited financial statements for the year ended December 31, 2003 and unaudited interim financial statements for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. The 2003 unaudited financial results have been restated and filed on a Current Report on Form 8-K dated November 6, 2006. The unaudited quarterly results for the quarters ended March 31, June 30 and September 30, 2004 have been restated and filed on amended Quarterly Reports on Form 10-Q/A dated January 31, 2007.

        The 2004 audited financial results have been filed on a Current Report on Form 8-K dated November 6, 2006. The 2005 audited financial results have been filed on a Current Report on Form 8-K dated February 20, 2007. Squar Milner issued unqualified audit reports for each of these years.

        On June 11, 2008, New Horizons Worldwide dismissed Squar Milner as the Company's independent registered public accounting firm. The audit reports of Squar Milner on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Squar Milner's report on the consolidated financial statements of the Company as of and for the years ended December 31, 2007 and 2006 contained a separate paragraph stating that:

    "As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective January 1, 2007. Also, as discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment."

        During the fiscal years ended December 31, 2007 and 2006 and the subsequent interim period ended June 11, 2008, there were no disagreements with Squar Milner on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Squar Milner, would have caused Squar Milner to make reference to the subject matter of the disagreement(s) in connection with any of its reports.

        On June 11, 2008, the Company approved the engagement of McGladrey as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008. During the two most recently completed fiscal years and through June 11, 2008, the Company did not consult with McGladrey regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company or oral advice was provided that McGladrey concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (2) any matter that was the subject of a "disagreement" or a "reportable event" as provided in Item 304(a)(2)(ii) of Regulation S-K.

        Both the dismissal of Squar Milner disclosed above and the engagement of McGladrey were approved by the Audit Committee.

Accounting Fees

        All auditing and permissible non-audit services provided by the Company's independent auditor are pre-approved by the Audit Committee in accordance with the Audit Committee Charter. Fees paid for services rendered by McGladrey and Squar Milner for 2008 and 2007 were as follows:

	2008	2007
Audit fees	$261,200	$596,424
Audit-related fees(1)	8,100	10,800
Tax fees	—	—
All other fees	—	—

Total fees	$269,300	$607,224

    (1)
    Audit fees consisted principally of fees billed to the Company for professional services performed for the audit of consolidated financial statements for the years ended December 31, 2008, 2007 and 2006, for review of financial statements included in our Form 10-Qs, and for services generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory and regulatory filings or engagements.

 PROPOSAL NO. 4—RATIFICATION OF OUR AUDIT COMMITTEE APPOINTMENT OF INDEPENDENT ACCOUNTANTS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2009

        Our Audit Committee has selected McGladrey to act in the capacity of independent accountants for the current fiscal year. Ratification and approval by the stockholders will be sought by the Board of Directors for the selection of McGladrey as independent accountants to audit our accounts and records for the fiscal year ending December 31, 2009, and to perform other appropriate services.

        Representatives of McGladrey will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to questions by stockholders.

Votes Required for Approval of Proposal No. 4

        The affirmative vote of a majority of the votes cast by all the stockholders entitled to vote for this proposal will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to this proposal will be counted for purposes of determining whether there is a quorum. However, under Delaware law, a proxy marked "ABSTAIN" is not considered a vote cast. Accordingly, an abstention will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED RATIFICATION OF OUR AUDIT COMMITTEE'S APPOINTMENT OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT ACCOUNTANTS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        No executive officer, director or nominee for director of the Company has been indebted to the Company or has acquired a material interest in any transaction to which the Company is a party, during the last fiscal year.

        Related Party Transaction Approval Policy.    Our Code of Conduct mandates that officers and directors bring promptly to the attention of our compliance officer, currently our Chief Financial Officer, any transaction or series of transactions that may result in a conflict of interest between that person and the Company. Furthermore, our Audit Committee must review and approve any "related party" transaction as defined in item 404(a) of Regulation S-K, promulgated by the SEC, before it is consummated. Following any disclosure to our compliance officer, the compliance officer will then typically review with the chairman of our Audit Committee the relevant facts disclosed by the officer or director in question. After this review, the chairman of the Audit Committee and the compliance officer determine whether the matter should be brought to the Audit Committee or the full Board of Directors for approval. In considering any such transaction, the Audit Committee or the Board of Directors, as the case may be, will consider various relevant factors, including, among others, the reasoning for the Company to engage in the transaction, whether the terms of the transaction are arm's length and the overall fairness of the transaction to the Company. If a member of the Audit Committee or the Board of Directors is involved in the transaction, he or she will not participate in any of the discussions or decisions about the transaction. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

 STOCKHOLDER NOMINATIONS FOR DIRECTORS AT NEXT ANNUAL MEETING

        The nominees for election by holders of the Company's preferred stock are selected by the holders of the preferred stock. Nominees for election by the holders of common stock to the Board of Directors are selected by our Governance Committee. The Governance Committee seeks nominees with the highest personal and professional character and integrity, who possess appropriate characteristics, skills, experience and time to make a significant contribution to the Board of Directors, the Company and its stockholders.

        The Governance Committee will consider recommendations for nominations for election by the holders of common stock from a variety of sources, including directors, business contacts, legal counsel, community leaders and members of management. In addition, the Governance Committee will consider stockholder recommendations for director nominees that are received in a timely manner. Nominees proposed by stockholders will be considered using the same criteria and in the same manner as all other nominees. All such stockholder recommendations should be submitted in writing in care of Gregory E. Marsella, Secretary, New Horizons Worldwide, Inc., 1900 S. State College Blvd., Suite 120, Anaheim, California 92806 no later than December 5, 2009.

        Our by-laws require that we be given advance notice of stockholder nominations for election to the Board of Directors. Such nominations for the 2010 annual meeting of stockholders, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by certified mail, return receipt requested to the Secretary, in accordance with our by-laws. Our by-laws also require that such notice contain certain additional information. Copies of our by-laws can be obtained without charge from the Secretary.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

        We encourage all of the directors to attend our annual meetings of stockholders.

OTHER MATTERS

        As of the date of this proxy statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies properly completed and returned to New Horizons Worldwide will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in the discretion of the proxy holder.

        A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, AS FILED WITH THE SEC, EXCLUDING EXHIBITS, MAY BE OBTAINED BY STOCKHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO: NEW HORIZONS WORLDWIDE, INC., 1 WEST ELM STREET, SUITE 125, CONSHOHOCKEN, PENNSYLVANIA 19428, ATTENTION: INVESTOR RELATIONS.

 STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

        Any stockholder who intends to present a proposal at the 2010 annual meeting of stockholders must deliver the proposal to the Secretary of New Horizons Worldwide at 1900 S. State College Blvd., Suite 120, Anaheim, California 92806, not later than December 5, 2009, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

        The Company's Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are incorporated by reference in, and are a part of, this Proxy Statement. The Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is being provided to shareholders along with a copy of this Definitive Proxy Statement.

                      BY ORDER OF THE BOARD OF DIRECTORS,

                      Gregory E. Marsella
                      Secretary
                      [                        ], 2009

 Annex A

March 24, 2009

Board of Directors
New Horizons Worldwide, Inc.
One West Elm Street, Suite 125
Conshohocken, PA 19428

Attn: Mr. Charles J. Mallon
Executive Vice President and Chief Financial Officer

Gentlemen:

        We understand that the Board of Directors of New Horizons Worldwide, Inc. (the "Company") is considering a 1-for-25 reverse split of the Company's common stock by amending the Restated Certificate of Incorporation of the Company (the "Amendment"). As a result of this proposed Amendment, each share of the Company's common stock held of record by a stockholder owning fewer than 25 shares immediately before the effective time of the Amendment will be converted into the right to receive $1.85 in cash, without interest, per pre-split share (the "Transaction").

        You have requested our opinion as to the fairness, from a financial point of view, to stockholders of the Company (the "Opinion"), of the consideration to be paid in the Transaction. We understand that the effective date of the Opinion is March 24, 2009 (the "Effective Date")

        The Baker-Meekins Company, Inc. ("BMC") provides valuation and financial advisory services to a diverse set of companies in a wide range of industries. In this capacity, we are continually engaged in the practice of valuing the equity securities of such businesses. In reviewing comparative transactions, we undertake primary research and also review transaction data from a number of merger and acquisition databases. In connection with our work on this assignment, we will receive a fee from the Company and, in addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement and the rendering of this Opinion.

        In conducting our investigation and analysis, we have considered such financial and other factors as we deemed appropriate under the circumstances. In arriving at our Opinion, we:

  1.
  Drew upon interviews with Company management concerning its products and services, its customers, competition, opportunities, constraints and other such factors as we considered necessary;

  2.
  Examined internally prepared financial statements for the fiscal year ended December 31, 2008 and audited financial statements prepared by Squar, Milner, Peterson, Miranda & Williamson, LLP for the fiscal year ended December 31, 2007, as well as earlier financial statements. We also received and reviewed financial forecasts for the fiscal year ending December 31, 2009 through 2013;

  3.
  Considered the market price of the Company's shares as reflected by trading activity on the OTC bulletin board under the symbol NEWH.OB;

  4.
  Compared the Company's financial performance with publicly traded companies that we deemed comparable in whole or in part to the Company;

  5.
  Performed a discounted cash flow analysis of the Company, based upon management's financial forecast for 2009 through 2013, and with assumptions agreed upon with management, extended through 2014;

  6.
  Utilized an option pricing model to allocate the indicated range of equity values among the Company's various classes of equity securities;

  7.
  Conducted other financial studies, analyses and investigations, as we deemed appropriate for purpose of the analysis and our Opinion; and

  8.
  Reviewed a draft of the Company's Schedule 14A (Proxy Statement)

        In rendering our Opinion, BMC has relied upon and assumed, without independent verification, the accuracy and completeness of the information reviewed by us or discussed with us and have further relied upon the assurances of Company management that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to the financial projections of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. The financial and other information regarding the Company that was reviewed by or discussed with BMC in connection with the rendering of this Opinion was limited to information provided by Company management and certain discussions with management regarding the Company's financial condition and prospects. Our Opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the Effective Date.

        For purposes of this Opinion, we have assumed that the Company is not currently involved in any material transaction other than the Transaction and those activities undertaken in the ordinary course of conducting its business.

        Based upon and subject to the foregoing, it is our opinion that as of March 24, 2009, the consideration specified in the Proxy Statement, $1.85 per share of common stock is fair, from a financial point of view, to the Company's stockholders.

        It is understood that this Opinion is solely for the Board of Directors in connection with its consideration of the Transaction.

Respectfully submitted,

The Baker-Meekins Company, Inc.

 PARTIAL LIST OF DOCUMENTS REVIEWED

  •
  A Draft of Form 10-K for the fiscal year ended December 31, 2008 to be filed with the Securities & Exchange Commission;

  •
  Form 10-K filed with the Securities & Exchange Commission dated March 28, 2008 (Includes Audited financial statements for the fiscal years ended December 31, 2005 through 2007, prepared by Squar, Milner, Peterson, Miranda & Williamson, LLP);

  •
  Form 10-K filed with the Securities & Exchange Commission dated June 25, 2007 (Includes Audited financial statements for the fiscal years ended December 31, 2004 through 2006, prepared by Squar, Milner, Peterson, Miranda & Williamson, LLP);

  •
  Form 10-K filed with the Securities & Exchange Commission dated March 15, 2004 (Includes Audited financial statements for the fiscal years ended December 31, 2002 and 2003, prepared by Deloitte & Touche, LLP);

  •
  Interim financial statements as of December 31, 2008, prepared by the Company;

  •
  Form 8-K filed with the Securities & Exchange Commission dated October 6, 2008;

  •
  Form 8-K filed with the Securities & Exchange Commission dated February 20, 2007;

  •
  The Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of New Horizons Worldwide, Inc. filed July 10, 2006;

  •
  The Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock of New Horizons Worldwide, Inc. filed July 6, 2007;

  •
  The Restated Certificate of Incorporation of New Horizons Worldwide, Inc. filed June 20, 2001;

  •
  Certificate of Amendment of Restated Certificate of Incorporation of New Horizons Worldwide, Inc. dated November 19, 2007;

  •
  Three forecasts of operations for the fiscal years 2009-2013, reflecting downside, most likely, and upside scenarios;

  •
  List of Stock Options granted and outstanding for the years 2003 through 2008;

  •
  List of Restricted Stock Awards for the years 2006 and 2007;

  •
  A detailed stock ledger detailing the owners of the Company's equity holdings, as of December 31, 2008;

  •
  A 2009 Option Proposal schedule;

  •
  List of competitors;

  •
  Legal Entity Organization Chart

 ASSUMPTIONS AND LIMITING CONDITIONS

This Fairness Opinion incorporates the following assumptions and limiting conditions:

  1.
  Report Distribution—The Fairness Opinion has been prepared solely for the purpose stated and should not be used for any other purpose. It is valid only as of the effective date. The Company is entitled to publish, quote and summarize all or part of our opinion in any document that is filed with the Securities and Exchange Commission or delivered to the Company's shareholders pursuant to applicable securities laws, rules and regulations.

  2.
  Scope of Analysis—The appraisal of any financial instrument or business is a matter of informed judgment. The accompanying Fairness Opinion has been prepared on the basis of information and assumptions set forth in our presentation to the Company's Board of Directors, associated appendices or underlying work papers and these Assumptions and Limiting Conditions.

  3.
  Going Concern Assumption, No Undisclosed Contingencies—Our analysis (i) assumes that, as of the effective date of the Fairness Opinion, the Company and its assets will continue to operate as configured as a going concern; (ii) is based on the past and present financial condition of the Company and its assets as of the effective date of the valuation; and (iii) assumes that the Company had no undisclosed real or contingent assets or liabilities, no unusual obligations or substantial commitments, other than in the ordinary course of business, nor had any litigation pending or threatened that would have a material effect on our analyses.

  4.
  Lack of Verification of Information Provided by the Company—We have relied on information supplied by the Company without independent verification. We have assumed that all information furnished is complete, accurate, and reflects Company management's good faith efforts to describe the status and prospects of the Company at the effective date of the Fairness Opinion from an operating and financial point of view. As part of this Agreement, we have relied upon publicly available data from recognized sources of financial information, which has not been verified in all cases.

  5.
  Legal Matters—BMC assumes no responsibility for legal matters including interpretations of either the law or contracts. We have made no investigation of legal title and have assumed that the owner(s) claim(s) to property are valid. We have given no consideration to liens or encumbrances except as specifically stated. We assumed that all required licenses, permits, etc. are in full force and effect, and we made no independent on-site tests to identify the presence of any potential environmental risks. We assume no responsibility for the acceptability of the valuation approaches used in our report as legal evidence in any particular court or jurisdiction. The suitability of our Fairness Opinion for any legal forum is a matter for the Board of Directors and the Company's advisors to determine.

  6.
  Testimony—Neither BMC nor any individual signing or associated with this report shall be required to give testimony or appear in court or other legal proceedings unless specific arrangements have been made in advance.

  7.
  Services—It is understood and agreed that BMC's services have included advice and recommendations; but all decisions in connection with the implementation of such advice and recommendations shall be the responsibility of, and made by, the Board of Directors.

  8.
  Independence—Neither BMC nor the professionals involved in this Fairness Opinion have any present or prospective interest in the Company. We have no bias with respect to the Company or its securities. Our engagement for this Fairness Opinion was not contingent upon developing or reporting predetermined results and our compensation is not contingent upon a predetermined value.

APPENDIX NUMBER A-1

PROXY FOR HOLDERS OF COMMON STOCK

NEW HORIZONS WORLDWIDE, INC.

1 WEST ELM STREET, SUITE 125, CONSHOHOCKEN, PENNSYLVANIA 19428

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, a holder of shares of the Common Stock of New Horizons Worldwide, Inc. (the “Company”), hereby appoints Charles J. Mallon and Timothy A. Kleczka, and each of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at 1 West Elm Street, Suite 125, Conshohocken, Pennsylvania 19428 on May 20, 2009, beginning at 8:30 a.m. local time, and at any adjournment or adjournments thereof, with respect to all shares of the Company’s Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, on the following matters:

☒ Please mark votes as in this example.

1 & 2.      Approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a 1-for-25 reverse stock split of the Company’s common stock by amending the Restated Certificate of Incorporation of the Company; and approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a 25-for-1 forward stock split of the Company’s common stock immediately following the 1-for-25 reverse stock split of the Company’s common stock, also by amending the Restated Certificate of Incorporation of the Company.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.             The election of three directors, each to serve until his term expires and until his successor is elected and qualified or until his earlier resignation or removal.

Nominees:	(01) Curtis Lee Smith, Jr., (02) Mark A. Miller and (03) William H. Heller

	FOR	WITHHELD

01 Curtis Lee Smith, Jr.	☐	☐

02 Mark A. Miller	☐	☐

03 William H. Heller	☐	☐

4.             The ratification of our Audit Committee’s appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

FOR	AGAINST	ABSTAIN

☐	☐	☐

In their discretion, the named proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof. This proxy, when properly executed, will be voted as directed by the undersigned stockholder. If the stockholder gives no direction, the proxy will be voted “FOR” Proposals 1 through 4 and in the proxies’ discretion on any other matters to come before the meeting.

Signature:	Signature:

Title:	Title:

Date:	Date:

The above-signed hereby acknowledges receipt of the notice of Annual Meeting, the proxy statement furnished in connection therewith and the annual report to stockholders and hereby ratifies all that the said attorneys and proxies may do by virtue hereof. PLEASE DATE THIS PROXY AND SIGN ABOVE exactly as your name appears on this proxy. If more than one person owns the shares, each owner should sign. If you are signing this proxy as an attorney, administrator, executor, guardian or trustee, please include your title. If you are signing this proxy on behalf of a corporation, please include your title.

APPENDIX NUMBER A-2

PROXY FOR HOLDERS OF SERIES B PREFERRED STOCK

NEW HORIZONS WORLDWIDE, INC.

1 WEST ELM STREET, SUITE 125, CONSHOHOCKEN, PENNSYLVANIA 19428

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, a holder of shares of the Common Stock of New Horizons Worldwide, Inc. (the “Company”), hereby appoints Charles J. Mallon and Timothy A. Kleczka, and each of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at 1 West Elm Street, Suite 125, Conshohocken, Pennsylvania 19428 on May 20, 2009, beginning at 8:30 a.m. local time, and at any adjournment or adjournments thereof, with respect to all shares of the Company’s Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, on the following matters:

☒ Please mark votes as in this example.

1 & 2.      Approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a 1-for-25 reverse stock split of the Company’s common stock by amending the Restated Certificate of Incorporation of the Company; and approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a 25-for-1 forward stock split of the Company’s common stock immediately following the 1-for-25 reverse stock split of the Company’s common stock, also by amending the Restated Certificate of Incorporation of the Company.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.             The election of three directors, each to serve until his term expires and until his successor is elected and qualified or until his earlier resignation or removal. Nominees: (01) Alwaleed Aldryaan, (02) Donald W. Hughes and (03) David L. Warnock

	FOR	WITHHELD

01 Alwaleed Aldryaan	☐	☐

02 Donald W. Hughes	☐	☐

03 David L. Warnock	☐	☐

4.             The ratification of our Audit Committee’s appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

FOR	AGAINST	ABSTAIN

☐	☐	☐

In their discretion, the named proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof. This proxy, when properly executed, will be voted as directed by the undersigned stockholder. If the stockholder gives no direction, the proxy will be voted “FOR” Proposals 1 through 4 and in the proxies’ discretion on any other matters to come before the meeting.

Signature:	Signature:

Title:	Title:

Date:	Date:

The above-signed hereby acknowledges receipt of the notice of Annual Meeting, the proxy statement furnished in connection therewith and the annual report to stockholders and hereby ratifies all that the said attorneys and proxies may do by virtue hereof. PLEASE DATE THIS PROXY AND SIGN ABOVE exactly as your name appears on this proxy. If more than one person owns the shares, each owner should sign. If you are signing this proxy as an attorney, administrator, executor, guardian or trustee, please include your title. If you are signing this proxy on behalf of a corporation, please include your title.

APPENDIX NUMBER A-3

PROXY FOR HOLDERS OF SERIES C PREFERRED STOCK

NEW HORIZONS WORLDWIDE, INC.

1 WEST ELM STREET, SUITE 125, CONSHOHOCKEN, PENNSYLVANIA 19428

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, a holder of shares of the Common Stock of New Horizons Worldwide, Inc. (the “Company”), hereby appoints Charles J. Mallon and Timothy A. Kleczka, and each of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at 1 West Elm Street, Suite 125, Conshohocken, Pennsylvania 19428 on May 20, 2009, beginning at 8:30 a.m. local time, and at any adjournment or adjournments thereof, with respect to all shares of the Company’s Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, on the following matters:

☒ Please mark votes as in this example.

1 & 2.      Approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a 1-for-25 reverse stock split of the Company’s common stock by amending the Restated Certificate of Incorporation of the Company; and approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a 25-for-1 forward stock split of the Company’s common stock immediately following the 1-for-25 reverse stock split of the Company’s common stock, also by amending the Restated Certificate of Incorporation of the Company.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.             The election of two directors, each to serve until his term expires and until his successor is elected and qualified or until his earlier resignation or removal. Nominees: (01) Arnold M. Jacob and (02) Robert H. Orley.

	FOR	WITHHELD

01 Arnold M. Jacob	☐	☐

02 Robert H. Orley	☐	☐

4.             The ratification of our Audit Committee’s appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

FOR	AGAINST	ABSTAIN

☐	☐	☐

In their discretion, the named proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof. This proxy, when properly executed, will be voted as directed by the undersigned stockholder. If the stockholder gives no direction, the proxy will be voted “FOR” Proposals 1 through 4 and in the proxies’ discretion on any other matters to come before the meeting.

Signature:	Signature:

Title:	Title:

Date:	Date:

The above-signed hereby acknowledges receipt of the notice of Annual Meeting, the proxy statement furnished in connection therewith and the annual report to stockholders and hereby ratifies all that the said attorneys and proxies may do by virtue hereof. PLEASE DATE THIS PROXY AND SIGN ABOVE exactly as your name appears on this proxy. If more than one person owns the shares, each owner should sign. If you are signing this proxy as an attorney, administrator, executor, guardian or trustee, please include your title. If you are signing this proxy on behalf of a corporation, please include your title.

QuickLinks

Notice of Annual Meeting
1 WEST ELM STREET, SUITE 125 CONSHOHOCKEN, PENNSYLVANIA 19428 PROXY STATEMENT
ABOUT THE ANNUAL MEETING
PROPOSALS 1 AND 2—APPROVAL OF AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION TO EFFECT REVERSE AND FORWARD STOCK SPLITS
PROPOSAL NO. 3—ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION Summary Compensation Table—2008
Outstanding Equity Awards at Fiscal Year End—2008
DIRECTOR COMPENSATION Director Compensation—2008
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING
REPORT OF THE AUDIT COMMITTEE
STOCKHOLDER COMMUNICATION WITH BOARD OF DIRECTORS
DISCLOSURE RELATED TO INDEPENDENT AUDITORS
PROPOSAL NO. 4—RATIFICATION OF OUR AUDIT COMMITTEE APPOINTMENT OF INDEPENDENT ACCOUNTANTS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2009
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER NOMINATIONS FOR DIRECTORS AT NEXT ANNUAL MEETING
DIRECTOR ATTENDANCE AT ANNUAL MEETINGS
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING
INFORMATION INCORPORATED BY REFERENCE
  Annex A
PARTIAL LIST OF DOCUMENTS REVIEWED
ASSUMPTIONS AND LIMITING CONDITIONS